Exhibit 10.1

EXECUTION COPY

$547,250,000

CREDIT AGREEMENT

among

KEY ENERGY SERVICES, INC.,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.,

as Sole Lead Arranger and Sole Bookrunner

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent,

WELLS FARGO FOOTHILL, INC.,

as Revolving Administrative Agent,

and

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent and Collateral Agent

Dated as of July 29, 2005

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1	Defined Terms
1.2	Other Definitional Provisions.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1	Term Loan Commitments
2.2	Procedure for Term Loan Borrowing
2.3	Repayment of Term Loans.
2.4	Revolving Credit Commitments
2.5	Procedure for Revolving Credit Borrowing
2.6	Swing Line Commitment
2.7	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans
2.8	Repayment of Loans; Evidence of Debt
2.9	Commitment Fees, etc
2.10	Termination or Reduction of Commitments
2.11	Optional Prepayments
2.12	Mandatory Prepayments
2.13	Conversion and Continuation Options
2.14	Minimum Amounts and Maximum Number of Eurodollar Tranches
2.15	Interest Rates and Payment Dates
2.16	Computation of Interest and Fees
2.17	Inability to Determine Interest Rate
2.18	Pro Rata Treatment and Payments
2.19	Requirements of Law
2.20	Taxes
2.21	Indemnity
2.22	Illegality
2.23	Change of Lending Office
2.24	Replacement of Lenders under Certain Circumstances

SECTION 3. LETTERS OF CREDIT

3.1	L/C Commitment
3.2	Procedure for Issuance of Letters of Credit
3.3	Fees and Other Charges
3.4	Revolving Credit L/C Participations
3.5	Participations in Funded Letters of Credit
3.6	Reimbursement Obligation of the Borrower
3.7	Credit Linked Deposit Account.
3.8	Obligations Absolute
3.9	Letter of Credit Payments

i

3.10	Applications
3.11	Enforcement

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1	Financial Condition
4.2	No Change
4.3	Corporate Existence; Compliance with Law
4.4	Corporate Power; Authorization; Enforceable Obligations
4.5	No Legal Bar
4.6	No Material Litigation
4.7	No Default
4.8	Ownership of Property; Liens
4.9	Intellectual Property
4.10	Taxes
4.11	Federal Regulations
4.12	Labor Matters
4.13	ERISA
4.14	Investment Company Act; Other Regulations
4.15	Subsidiaries
4.16	Use of Proceeds.
4.17	Environmental Matters.
4.18	Accuracy of Information, etc
4.19	Security Documents
4.20	Solvency
4.21	Insurance
4.22	Real Estate

SECTION 5. CONDITIONS PRECEDENT

5.1	Conditions to Initial Extension of Credit
5.2	Conditions to Each Extension of Credit
5.3	Conditions to Extensions of Tranche B Term Loans

SECTION 6. AFFIRMATIVE COVENANTS

6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Conduct of Business and Maintenance of Existence, etc.
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Interest Rate Protection
6.10	Additional Collateral, etc.
6.11	Use of Proceeds

6.12	ERISA Documents
6.13	Further Assurances
6.14	Prior Financial Statements
6.15	Post-Closing Covenants

SECTION 7. NEGATIVE COVENANTS

7.1	Financial Condition Covenants.
7.2	Limitation on Indebtedness
7.3	Limitation on Liens
7.4	Limitation on Fundamental Changes
7.5	Limitation on Disposition of Property
7.6	Limitation on Restricted Payments
7.7	Limitation on Capital Expenditures
7.8	Limitation on Investments
7.9	Limitation on Optional Payments and Modifications of Debt Instruments, etc.
7.10	Limitation on Transactions with Affiliates
7.11	Limitation on Sales and Leasebacks
7.12	Limitation on Changes in Fiscal Periods
7.13	Limitation on Negative Pledge Clauses
7.14	Limitation on Restrictions on Subsidiary Distributions
7.15	Limitation on Lines of Business
7.16	Limitation on Hedge Agreements
7.17	Partnerships and Joint Ventures

SECTION 8. EVENTS OF DEFAULT

SECTION 9. THE AGENTS; THE ARRANGER

9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Agents
9.5	Notice of Default
9.6	Non-Reliance on the Arranger, the Agents and Other Lenders
9.7	Indemnification
9.8	Arranger and Agent in their Individual Capacities
9.9	Successor Agent
9.10	Authorization to Release Liens and Guarantees
9.11	The Arranger; the Syndication Agent
9.12	Withholding Tax

SECTION 10. MISCELLANEOUS

10.1	Amendments and Waivers
10.2	Notices

10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Payment of Expenses
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgments
10.14	Confidentiality
10.15	Release of Collateral and Guarantee Obligations.
10.16	Accounting Changes
10.17	Delivery of Lender Addenda
10.18	WAIVERS OF JURY TRIAL
10.19	Limitation on Interest Charges. .

ANNEXES:

A	Pricing Grid

SCHEDULES:

4.1(b)-1	Contingent Obligations
4.1(b)-2	Dispositions since December 31, 2004
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to be Terminated
4.22	Owned and Leased Property
5.1(i)	Required Appraisals
6.15	Post-Closing Covenants
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(g)	Identified Dispositions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Porter & Hedges L.L.P.
E-2	Form of Legal Opinion of Miles & Stockbridge P.C.
E-3	Form of Legal Opinion of Schully, Roberts, Slattery, Jaubert & Marino, PC
E-4	Form of Legal Opinion of Zimmerman, Kuhn, Darling, Boyd, Taylor and Quandt, PLC
E-5	Form of Legal Opinion of Nixon Peabody LLP
E-6	Form of Legal Opinion of Rice, Sibley, Reuther & Sullivan
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
F-3	Form of Swing Line Note
G	Form of Exemption Certificate
H	Form of Solvency Certificate
I	Form of Subordinated Intercompany Note
J	Form of Borrowing Notice
K	Form of Payoff Letter
L	Form of Lender Addendum

CREDIT AGREEMENT, dated as of July 29, 2005 , among KEY ENERGY SERVICES, INC., a Maryland corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC., as advisor, sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), LEHMAN COMMERCIAL PAPER INC., as syndication agent (in such capacity, the “Syndication Agent”), WELLS FARGO FOOTHILL, INC., as administrative agent under the Revolving Credit Facility and the Funded Letter of Credit Facility (in such capacity, the “Revolving Administrative Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to refinance its Existing Credit Facility and to have funds available to refinance the Existing Notes (collectively, the “Refinancing”);

WHEREAS, the Borrower has requested that the Lenders make credit facilities available to the Borrower in order to finance the Refinancing and for the other purposes set forth herein; and

WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”:  any Person (a) acquired by the Borrower or its Subsidiaries which upon such acquisition becomes a Subsidiary or is merged or combined into the Borrower or a Subsidiary or (b) all or substantially all of the assets of which (or all or substantially all of the assets of any business or division of which) are acquired by the Borrower or a Subsidiary.

“Acquired Person Unreleased Liens”:  financing statements, the notation of Liens on certificates of title and other notices of Liens given or filed with respect to Acquired Persons which relate solely to Indebtedness and other obligations which have been fully repaid.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Revolving Administrative Agent, the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate amount of such Lender’s then unfunded Tranche B Term Loan Commitment plus the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) the amount of such Lender’s Funded Letter of Credit Commitment then in effect or, if the Funded Letter of Credit Commitments have been terminated, the amount of such Lender’s Funded Letter of Credit Exposure.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

“Applicable Margin”:  for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Credit Facility	2.75%	1.75%
Swing Line Loans	—	1.75%
Tranche B Term Loan Facility	2.75%	1.75%

provided, that (a) each Applicable Margin set forth above shall increase permanently by 0.50% on each of December 31, 2005 and June 30, 2006, in each case if by such date the Borrower has not provided to the Arranger audited and unaudited financial statements (which unaudited financial statements have been reviewed by the independent accountants for the Borrower and its subsidiaries as provided in Statement on Auditing Standards No. 100) of the Borrower and its subsidiaries (including pro forma financial statements) meeting the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended and (b) on and after the first date on which the Facilities are rated by both S&P and Moody’s, the Applicable Margins will be determined pursuant to the Pricing Grid.

“Applicable States”:  with respect to any Loan Party, the states in which such Loan Party does a material amount of business or has material operations, as determined on the Closing Date by the Borrower, in consultation with the Administrative Agent.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arranger”:  as defined in the preamble hereto.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by any of clauses (a)-(f) or (i)-(l) of Section 7.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof (net of any original issue discount) in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”:  as defined in Section 10.6(c).

“Assignment and Acceptance”:  as defined in Section 10.6(c).

“Assignor”:  as defined in Section 10.6(c).

“Available Revolving Credit Commitment”:  with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), but not for any other purpose (including Section 2.7), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower in a Borrowing Notice as a date on which the relevant Lenders are requested to make Loans hereunder.

“Borrowing Notice”:  with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent and the Revolving Administrative Agent, as applicable.

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans or the Credit Linked Deposit, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that “Capital Expenditures” shall not include (a) expenditures for Permitted Acquisitions or (b) expenditures by any Acquired Person prior to the time such Acquired Person was acquired in a Permitted Acquisition.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof (including any foreign bank which is a Subsidiary of a commercial bank or holding company thereof which is organized under any such laws) having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control”:  the occurrence of any of the following events:   (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors;  or (c)  a Specified Change of Control.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date shall be not later than December 31, 2005.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the preamble hereto.

“Commitment”:  with respect to any Lender, the sum of the Tranche B Term Loan Commitment, the Revolving Credit Commitment and the Funded Letter of Credit Commitment of such Lender.

“Commitment Fee Rate”:  with respect to the Revolving Credit Commitments, 0.50% per annum and, with respect to the Tranche B Term Loan Commitments, 1.00% per annum.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated July 2005 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated Current Assets”:  of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but in any event excluding (a) the current portion of Funded Debt and (b) all Indebtedness consisting of Revolving Credit Loans and Swing Line Loans.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and any premium, make-whole or other similar amount payable in connection with the purchase or call of, or tender for, the Existing Notes), (f) any other non-cash charges and (g) for the fiscal quarters ending March 31, 2005 and June 30, 2005, amounts for accounting, legal and other expenses related to the Restatements, not to exceed $6,000,000 and $6,000,000, respectively and, for any fiscal quarter thereafter, an amount not to exceed $5,000,000 for similar expenses related to the Restatement, and minus (i) cash payments made during such period with respect to non-cash charges that were added back pursuant to clause (f) above in a prior period and (ii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (x) interest income (except to the extent deducted in determining Consolidated Interest Expense), (y) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (z) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense”:  of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Acquired Person (or of any business or division of any Acquired Person which is acquired by the Borrower or its Subsidiaries) shall be included for the period in which such Acquired Person (or such business or division) was acquired on a pro forma basis for such period (as if the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such Acquired Person as at the end of the period preceding the acquisition thereof and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person (or assets comprising a business) Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (as if the consummation of such Disposition and the repayment of any Indebtedness in connection therewith had occurred on the first day of such period).

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus the aggregate undrawn Stated Amount of all outstanding Letters of Credit.

“Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Continuing Directors”:  the directors of the Borrower on the Closing Date and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Linked Deposit”:  with respect to each Lender, the cash deposit, if any, made by such Lender on the Closing Date pursuant to Section 5.1(b) or, as to which such Lender has acquired reversionary rights therein pursuant to an Assignment and Acceptance, increased or reduced from time to time pursuant to the terms hereof.

“Credit Linked Deposit Account”:  one or more operating or investment accounts established by the Revolving Administrative Agent as set forth in Section 3.7.

“Delaware Assigning Entity”:  Yale E. Key, LLC, Brooks Well Servicing, LLC, WellTech Mid-Continent, LLC, Key Energy Drilling, LLC, and Q.V. Services, LLC.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”:  as defined in Section 7.6.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”:  with respect to any fiscal year of the Borrower, 50.0%; provided, that, with respect to any fiscal year of the Borrower ending on or after December 31, 2006, (a) the ECF Percentage shall be 25.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than 2.0 to 1.0 but not greater than 2.5 to 1.0 and (b) the ECF Percentage shall be 0.0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.0 to 1.0.

“8 3/8 % Notes”:  the 8 3/8% Senior Notes due 2008 outstanding under the 8 3/8% Notes Indenture in an aggregate principal amount of $275,000,000 as of the date hereof.

“8 3/8 % Notes Indenture”:  the Indenture dated as of February 27, 2002, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time prior to the Closing Date.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals,  registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day,  the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”:  Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Borrower, Consolidated EBITDA of the Borrower and its Subsidiaries for such fiscal year less (a) the sum of (i) Consolidated Interest Expense of the Borrower and its Subsidiaries for such fiscal year, to the extent paid or currently payable in cash, (ii) cash taxes paid or payable with respect to such fiscal year, (iii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt of the Borrower and its Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction of commitments thereunder), and (v) the aggregate amount of all optional prepayments of Term Loans during such Fiscal Year, and plus (b) decreases (and minus increases) in Consolidated Working Capital for such fiscal year.

“Excess Cash Flow Application Date”:  as defined in Section 2.12(c).

“Excluded Equity Issuances”:  the issuance and sale of Capital Stock of the Borrower (a) upon the exercise of any options issued to employees in the ordinary course of business pursuant to employee stock plans or (b) the proceeds of which will be used within 90 days thereafter to pay consideration for a Permitted Acquisition (provided that any such proceeds not so used within 90 days of issuance shall be subject to the provisions of Section 2.12(a)).

“Existing Credit Facility”: the Fourth Amended and Restated Credit Agreement, dated as of June 7, 1997, as amended and restated through November 10, 2003, as amended from time to time through the Closing Date, among the Borrower, each of the subsidiaries of the Borrower party thereto, PNC Bank, National Association, as administrative agent, PNC Capital Markets, Inc. and Wells Fargo Bank Texas, National Association, as co-lead arrangers, Credit Lyonnais New York Branch as Syndication Agent and Bank One, NA and Comerica Bank as co-documentation agents.

“Existing Indentures”: the 6 3/8% Notes Indenture and the 8 3/8% Notes Indenture.

“Existing Notes”: the 6 3/8% Notes and the 8 3/8% Notes.

“Facility”:  each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”) and (c) the Funded Letter of Credit Commitments and the extensions of credit made thereunder (the “Funded Letter of Credit Facility”).

“Fair Market Value”:  with respect to any Asset Sale, any exchange or “swap” subject to the provisions of Section 7.5(f) or any Disposition of assets subject to the provisions of Section 7.5(h), fair market value as determined in good faith (a) by a Responsible Officer if such fair market value is equal to or less than $10,000,000 and (b) by the board of directors of Borrower if such fair market value is greater than $10,000,000.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Reporting Compliance Date”:  the day that the Borrower has delivered to the Administrative Agent, the Revolving Administrative Agent and the Lenders (a) all financial statements then required to be delivered pursuant to, and meeting the requirements of, Section 6.1 and (b) all Prior Financial Statements.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FQ1”, “FQ2 “, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of the designated fiscal year of the Borrower (e.g., FQ1 2004 means the first fiscal quarter of the Borrower’s 2004 fiscal year, which ended March 31, 2004).

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funded L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Funded Letters of Credit and (b) the aggregate amount of drawings under Funded Letters of Credit that have not then been reimbursed by the Borrower pursuant to Section 3.6.

“Funded L/C Participant”: each Lender that has a Funded Letter of Credit Commitment or that has a reversionary interest in the Credit Linked Deposit.

“Funded Letter of Credit”:  as defined in Section 3.1(b).

“Funded Letter of Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make or otherwise fund a Credit Linked Deposit, in an aggregate principal amount not to exceed the amount set forth under the heading “Funded Letter of Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender or in the applicable Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Funded Letter of Credit Commitments as of the Closing Date is $82,250,000.

“Funded Letter of Credit Commitment Period”:  the period from and including the Closing Date to the Funded Letter of Credit Termination Date.

“Funded Letter of Credit Exposure”:  with respect to any Lender, such Lender’s Funded Letter of Credit Percentage of the Funded L/C Obligations at such time.

“Funded Letter of Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Funded Letter of Credit Fee”:  as defined in Section 3.3(b).

“Funded Letter of Credit Participation”:  as defined in Section 3.5.

“Funded Letter of Credit Percentage”:  as to any Funded L/C Participant at any time, the percentage which its Funded Letter of Credit Commitment then constitutes of the Total Funded Letter of Credit Commitments (or, at any time after the Funded Letter of Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Funded Letter of Credit Exposure then outstanding constitutes of the Total Funded Letter of Credit Exposure then outstanding).

“Funded Letter of Credit Termination Date”:  the five-year anniversary of the Closing Date or, if earlier, the date on which the Funded Letter of Credit Commitments are terminated in full pursuant to Sections 2.10 or 8.

“Funding Date”:  with respect to any Tranche B Term Loan, the date specified by the Borrower in the Borrowing Notice with respect to such Tranche B Term Loan as the date such Tranche B Term Loan is to be made.

“Funding Office”:  the office specified from time to time by the Administrative Agent or the Revolving Administrative Agent, as applicable, as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Guarantee Obligation”:  with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  each Subsidiary of the Borrower other than a Foreign Subsidiary or an Immaterial Subsidiary.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Immaterial Subsidiary”:  (a) any Qualified Domestic Captive Insurance Subsidiary and (b) any other Subsidiary of the Borrower designated as an “Immaterial Subsidiary” which has assets with a book value of $1,000,000 or less and annual revenues of $1,000,000 or less; provided that all entities so designated as Immaterial Subsidiaries (excluding all Qualified Domestic Captive Insurance Subsidiaries) may not have at any time, in the aggregate, assets with a book value exceeding $5,000,000 or annual revenues exceeding $5,000,000.  All of the Immaterial Subsidiaries as of the Closing Date are listed on Schedule 4.15 and designated thereon as “Immaterial Subsidiaries”.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan (unless all Revolving Credit Loans are being repaid in full and the Revolving Credit Commitments terminated) and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  (a) as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; provided that, prior to the Syndication Date, the Interest Period shall be one month; and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent and the Revolving Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and (b) in connection with a Credit Linked Deposit, (i) initially, the period commencing on the Closing Date and ending three months thereafter and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to the Credit Linked Deposit and ending three months thereafter; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(x)                                   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(y)                                 any Interest Period with respect to any Revolving Credit Loans, Funded Letter of Credit or Tranche B Term Loan, respectively, that would otherwise extend beyond the Revolving Credit Termination Date, the Funded Letter of Credit Termination Date, or beyond the date final payment is due on the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date, the Funded Letter of Credit Termination Date or such due date, as applicable; and

(z)                                   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”: any financial institution designated by the L/C Arranger as an Issuing Lender hereunder and any Revolving Credit Lender from time to time designated by the Borrower as an Issuing Lender with respect to Letters of Credit under the Revolving Credit Facility with the consent of such Revolving Credit Lender, the L/C Arranger and the Revolving Administrative Agent.

“L/C Arranger”: Wells Fargo, in its capacity as the party responsible for causing the issuance of Letters of Credit hereunder.

“L/C Fee Payment Date”:  the last day of each March, June, September and December, the last day of the Funded Letter of Credit Commitment Period with respect to Funded Letters of Credit and the last day of the Revolving Credit Commitment Period with respect to Revolving Credit Letters of Credit.

“Lender Addendum”:  with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit L, or otherwise acceptable to the Administrative Agent, executed and delivered by such Lender as provided in Section 10.17.

“Lenders”:  as defined in the preamble hereto and specifically includes each Issuing Lender, the L/C Arranger, and the Swing Line Lender.

“Letters of Credit”:  the Funded Letters of Credit and the Revolving Credit Letters of Credit.

“Lien”:  any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or other security agreement or preferential arrangement of any kind or nature whatsoever and any assignment or deposit arrangement intended as, or having the effect of, security (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  at any time, the sum of the Loan Parties’ cash and Cash Equivalents, plus the amount by which the Total Revolving Credit Commitments exceed the Total Revolving Extensions of Credit.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”:  the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate outstanding Commitments for and extensions of credit under such Facility.

“Majority Revolving Credit Facility Lenders”:  the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition, results of operations, assets, liabilities or value of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder; provided, however, that none of (a) until the Tranche B Term Loan Commitment Expiration Date, the occurrence and continuation of any Specified Default or the acceleration of any Indebtedness as a result of any Specified Default, (b) at any time prior to the Report Date, the Borrower’s failure to complete the Restatement, (c) the sale of operations listed on Schedule 4.1(b)-2 and the sale of the balance of the Borrower’s Eastern division at a loss, (d) any information publicly disclosed by the Borrower prior to July 21, 2005 or (e) any event, development or circumstance which affects generally segments of the oil and gas business in which the Borrower and its Subsidiaries are engaged and does not disproportionately affect the Borrower and its Subsidiaries, shall be deemed, individually or in the aggregate, to have a “Material Adverse Effect”.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Moody’s”:  Moody’s Investor Services, Inc.

“Mortgages”:  any and all mortgages or deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in a form as may be reasonably agreed by the Collateral Agent and the Loan Parties thereto.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, all proceeds thereof, to the extent exceeding $5,000,000 in any year, received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, relocation expenses, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (ii) solely in connection with any such Asset Sale, any reserve established in accordance with GAAP, provided that any such reserved amount shall be Net Cash Proceeds to the extent and at the time such reserve is no longer required in accordance with GAAP, and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-Recourse Indebtedness”:  Indebtedness as to which (a) no Loan Party (i)  provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, (b) no default with respect thereto (including any rights that the holders thereof may have to take enforcement action against any Subsidiary which is not a Loan Party) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Indebtedness incurred hereunder) of the Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) the holders thereof have been notified in writing that they will not have any recourse to the stock or assets of the Loan Parties.

“Non-U.S. Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Revolving Administrative Agent, the Collateral Agent, any Issuing Lender, any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (a) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Oilfield Intellectual Property”:  (a) the services provided by the Loan Parties and/or their Subsidiaries, including, but not limited to, well servicing, work-over, and drilling services; (b) all data and/or other information generated or obtained by or on behalf of the Loan Parties and/or their Subsidiaries in connection with the provision of such services; (c) all measurement, acquisition, manipulation, and display and all devices and systems used or useful in measuring, acquiring, manipulating, displaying, and/or otherwise dealing with such data or information; and (d) all U.S. and foreign patents and trademarks, U.S. and foreign applications for patents and trademarks, trade secrets, confidential business information, U.S. and foreign copyrights, and any other intellectual property or intellectual property right associated with items described in clauses (a) through (c) above.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(b).

“Payment Office”:  the office specified from time to time by the Administrative Agent or the Revolving Administrative Agent, as applicable, as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permits”:  the collective reference to (a) Environmental Permits, and (b) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, easements, and rights of way.

“Permitted Acquisitions”:  as defined in Section 7.8(g).

“Permitted Liens”:  the collective reference to (a) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (b) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.

“Permitted Perfection Exception”:  (a) personal property subject to a certificate of title act under which a security interest may be perfected only by notation on the certificate of title (i) without limitation as to amount until the date such perfection is required under Section 6.15 and (ii) thereafter only if and so long as the aggregate book value of all such property as to which no such notation has been made does not at any time exceed $1,000,000, (b) to the extent deposit accounts are maintained at financial institutions other than the Revolving Administrative Agent, the Loan Parties will not be required to take action pursuant to Section 9-104 of the Uniform Commercial Code to perfect the Collateral Agent’s Liens in such deposit accounts or to grant the Collateral Agent control thereof unless an Event of Default has occurred and is continuing, (c) the Loan Parties will not be required to take any action outside of the United States to perfect the Collateral Agent’s Liens on assets of any Loan Party located outside of the United States unless the aggregate book value of such assets, together with the aggregate amounts permitted by Section 7.2(e), the proviso in Section 7.2(k) and Section 7.8(h) with respect to Foreign Subsidiaries, exceeds at any time $25,000,000 per fiscal year or $100,000,000 in the aggregate for the term hereof or an Event of Default has occurred and is continuing, (d) real property owned on the date hereof, (e) to the extent fixtures exist at real property which is not required by the Loan Documents to be subject to a Mortgage, no fixture filing will be required as to such fixtures and (f) the shares of Capital Stock of Foreign Subsidiaries required to be delivered to the Collateral Agent under the Guarantee and Collateral Agreement need not be delivered until such delivery is required under Section 6.15.

“Permitted Subordinated Indebtedness”:  Indebtedness otherwise permitted hereunder that is subordinated in right of payment to any of the Obligations.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Prior Financial Statements”:  as defined in Section 6.14.

“Projections”:  as defined in Section 6.2(c).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Qualified Domestic Captive Insurance Subsidiary”:  any Domestic Subsidiary of the Borrower which meets the following requirements:

(a)  such Subsidiary is organized for the sole purpose of providing insurance coverage for the Loan Parties and their Subsidiaries (the “Insurance Business”);

(b)                                 such Subsidiary has no material assets other than assets related to the Insurance Business and conducts no business other than the Insurance Business; and

(c)                                  the Loan Parties’ Investment in such Subsidiary meets the requirements under Section 7.8.

“Recovery Event”:  any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries in excess of $2,000,000.

“Refinancing”:  as defined in the Recitals.

“Refunded Swing Line Loans”:  as defined in Section 2.7(b).

“Refunding Date”:  as defined in Section 2.7(c).

“Register”:  as defined in Section 10.6(d).

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

 “Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.6 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Wholly Owned Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire capital assets useful in its or such Subsidiary’s business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to make Permitted Acquisitions or to acquire capital assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”:  with respect to any Lender, any fund that (a) invests in commercial loans and (b) is managed or advised by the same investment advisor as such Lender, by such Lender or an affiliate of such Lender.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report Date”: March 16, 2007.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, ..32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding plus the aggregate amount of then unfunded Tranche B Term Loan Commitments, (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (iii) the Total Funded Letter of Credit Commitments then in effect or, if the Funded Letters of Credit Commitments have been terminated, the Total Funded Letter of Credit Exposure at such time.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, chief operating officer, chief accounting officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief accounting officer or the chief financial officer of such Person.  Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restatement”:  the restatement of the Borrower’s financial statements with respect to the first three fiscal quarters of 2003 and prior periods, as a result of write downs or write offs of certain assets, and recording certain charges and making certain additional adjustments, in each case, to the extent disclosed in the Borrower’s press releases and filings with the SEC prior to the Closing Date.

“Restricted Payments”:  as defined in Section 7.6.

“Retire”: as to Existing Notes, the redemption of Existing Notes in accordance with the applicable Existing Indenture or the repurchase and substantially concurrent surrender thereof for cancellation, in each case, in accordance with the applicable provisions of the Existing Indentures, provided that, if any such Existing Notes are not physically delivered for cancellation, such Existing Notes shall be deemed “Retired” if the Borrower has delivered a certificate to the trustee under the applicable Existing Indenture stating that it has purchased such Existing Notes, that it will not resell such Existing Notes and that it intends to Retire such Existing Notes when such Existing Notes become available for surrender.

“Revolving Administrative Agent”:  as defined in the preamble hereto.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Revolving Credit Letters of Credit, in an aggregate principal and/or Stated Amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Revolving Credit Commitments is $65,000,000.

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit L/C Commitment”:  $25,000,000.

“Revolving Credit L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Revolving Credit Letters of Credit and (b) the aggregate amount of drawings under Revolving Credit Letters of Credit that have not then been reimbursed by the Borrower pursuant to Section 3.6.

“Revolving Credit L/C Participants”:  with respect to any Revolving Credit Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Revolving Credit Letter of Credit.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or holds Revolving Extensions of Credit.

“Revolving Credit Letters of Credit”: as defined in Section 3.1(a).

“Revolving Credit Loans”:  as defined in Section 2.4.

“Revolving Credit Note”:  as defined in Section 2.8.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”:  the five-year anniversary of the Closing Date or, if earlier, the date on which the Revolving Credit Commitments are terminated in full pursuant to Sections 2.10 or 8 hereof.

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding to such Lender, (b) such Lender’s Revolving Credit Percentage of the Revolving Credit L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P”:  Standard & Poor’s Ratings Services Group.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any intellectual property security agreements or control agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any Property of any Person to secure the Obligations.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“6 3/8 % Notes”: the 6 3/8% Senior Notes due 2013 outstanding under the 6 3/8% Notes Indenture in an aggregate principal amount of $150,000,000 as of the date hereof.

“6 3/8 % Notes Indenture”: the Indenture dated as of May 9, 2003, between the Borrower and U.S. Bank National Association, as trustee, as amended and supplemented from time to time prior to the Closing Date.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature; provided, however, that such determination shall be made without taking into account the Specified Defaults (or the consequences thereof) and assuming that the Loans are made and the Letters of Credit are issued upon request by the Borrower.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  at any time a “change of control” as defined in the 8-3/8% Notes Indenture (if the 8-3/8% Notes have not been Retired at such time), the 6-3/8% Notes Indentures (if the 6-3/8% Notes have not been Retired at such time) or any other item of Indebtedness incurred pursuant to Section 7.2(f), (h) or (i) which is outstanding at such time in an outstanding principal amount in excess of $20,000,000.

“Specified Defaults”: (a) any default or event of default under the Existing Notes occurring as a result of any default under the financial reporting or filing of SEC reports (or, to the extent arising therefrom, the compliance with laws) covenants thereof, (b) any default or event of default under any other Indebtedness to the extent the default or event of default is occurring as a result of failure to comply with financial reporting or SEC reporting covenants comparable to those in the Existing Notes (or, to the extent arising therefrom, any comparable compliance with law covenant), (c) any default or event of default under the “cross-default” or “cross-acceleration” provisions of the Existing Notes, to the extent occurring as a result of a default described in clause (a), (b) or (d) of this paragraph, and (d) any default or event of default under the “cross-default” or “cross-acceleration” provisions of any Indebtedness (other than the Existing Notes) occurring as a result of a default or event of default described in clause (a), (b) or (c) of this paragraph.  Notwithstanding the foregoing, if any financial information that is or was required to be filed (or would be required to be filed if the Borrower had a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) by the Report Date has not been so filed, any default or event of default arising therefrom (including any default or event of default set forth in clauses (a) and (b) above) shall no longer be a Specified Default.

“Specified Hedge Agreement”:  any Hedge Agreement entered into by the Borrower or any Guarantor and any Qualified Counterparty providing for protections against fluctuations in interest rates.

“Stated Amount”:  as to any Letter of Credit, at any time, the maximum amount that then is or may become available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subordinated Intercompany Note”: as defined in Section 7.2(b).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swing Line Lender”:  Wells Fargo, in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”:  as defined in Section 2.6.

“Swing Line Note”: as defined in Section 2.8(e).

“Swing Line Participation Amount”:  as defined in Section 2.7(c).

“Syndication Agent”:  as defined in the preamble hereto.

“Syndication Date”:  the date, which shall not be later than five Business Days after the first Funding Date for Term Loans, on which the Lenders selected in the syndication of the Facilities become parties to this Agreement or any earlier date determined by the Administrative Agent.

“Synthetic Lease Obligations”:  all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Term Loan Facility”:  the Tranche B Term Loan Facility.

“Term Loan Lenders”:  the Tranche B Term Loan Lenders.

“Term Loans”:  the Tranche B Term Loans.

“Term Notes”:  as defined in Section 2.8(e).

“Texas Assigning Corporations”: (a) Yale E. Key, Inc., a Texas corporation, (b) Q.V. Services, Inc., a Louisiana corporation, and (c) Brooks Well Servicing, Inc., WellTech Mid-Continent, Inc., and Key Energy Drilling, Inc., each of which under this clause (c) is a Delaware corporation, and each of which has assigned the beneficial interests in its operating assets, directly or indirectly, to a Texas Assignee Limited Partnership and which owns 100% of the membership interests in a Delaware Assigning Entity and a 1% general partner’s interest in a Texas Assignee Limited Partnership.

“Texas Assignee Limited Partnerships:  Yale E. Key Beneficial, LP, Brooks Well Servicing Beneficial, LP., WellTech Mid-Continent Beneficial, LP, Key Energy Drilling Beneficial, LP. and Q.V. Services Beneficial, L.P., each of which is a Texas limited partnership whose limited partnership interests are owned by a Delaware Assigning LLC and whose general partnership interests are owned by a Texas Assigning Corporation, and which has received, directly or indirectly, all of the beneficial interests in the operating assets of such Texas Assigning Corporation.

“Total Credit Linked Deposit”:  atany time, the sum of all Credit Linked Deposits at such time.

“Total Funded Letter of Credit Commitments”:  at any time the aggregate amount of the Funded Letter of Credit Commitments of all the Lenders at such time.

“Total Funded Letter of Credit Exposure”:  at any time the aggregate amount of the Funded Letter of Credit Exposure of all the Lenders at such time.

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Tranche B Funding Date”:  any Business Day on or prior to the Tranche B Term Loan Commitment Expiration Date.

“Tranche B Term Loan”:  as defined in Section 2.1.

“Tranche B Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Tranche B Term Loan Commitments is $400,000,000.

“Tranche B Term Loan Commitment Expiration Date”: December 31, 2005, or, if earlier, the date of which the Tranche B Term Loan Commitments are terminated in full pursuant to Sections 2.10 or 8 hereof.

“Tranche B Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”:  each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Percentage”:  as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the initial Funding Date, the percentage which the sum of the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding plus such Lender’s then unfunded Tranche B Term Loan Commitments constitutes of the aggregate principal amount of the sum of the Tranche B Term Loans then outstanding plus the aggregate amount of the Lenders’ then unfunded Tranche B Term Loan Commitments).

“Transferee”:  as defined in Section 10.14.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UCC”:  the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

“United States”: the United States of America.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness, at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo”:  Wells Fargo Foothill, Inc.

“Wholly Owned Guarantor”:  any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2                                 Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)                                    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Loan Commitments.  Subject to the terms and conditions hereof, the Tranche B Term Loan Lenders severally agree to make term loans (each, a “Tranche B Term Loan”) to the Borrower on each Funding Date in an amount for each Tranche B Term Loan Lender not to exceed the lesser of its (a) Tranche B Term Loan Percentage of the Tranche B Term Loans requested by the Borrower on such Funding Date and (b) its remaining unfunded Tranche B Term Loan Commitment.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.  Any unfunded Tranche B Term Loan Commitments shall terminate on the Tranche B Term Loan Commitment Expiration Date, if not borrowed on or before such date.

2.2                                 Procedure for Term Loan Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Funding Date, in the case of Base Rate Loans, and three Business Days prior to the anticipated Funding Date, in the case of Eurodollar Loans) requesting that the Term Loan Lenders make the Term Loans on such Funding Date and specifying the amount to be borrowed.  Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 12:00 Noon, New York City time, on the Funding Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender on such Funding Date.  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3                                 Repayment of Term Loans.  (a)  The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 26 consecutive quarterly installments, commencing on March 31, 2006, each of which shall be in an amount equal to such Lender’s

Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment.

Installment	Principal Amount
March 31, 2006	$1,000,000
June 30, 2006	$1,000,000
September 30, 2006	$1,000,000
December 31, 2006	$1,000,000
March 31, 2007	$1,000,000
June 30, 2007	$1,000,000
September 30, 2007	$1,000,000
December 31, 2007	$1,000,000
March 31, 2008	$1,000,000
June 30, 2008	$1,000,000
September 30, 2008	$1,000,000
December 31, 2008	$1,000,000
March 31, 2009	$1,000,000
June 30, 2009	$1,000,000
September 30, 2009	$1,000,000
December 31, 2009	$1,000,000
March 31, 2010	$1,000,000
June 30, 2010	$1,000,000
September 30, 2010	$1,000,000
December 31, 2010	$1,000,000
March 31, 2011	$1,000,000
June 30, 2011	$1,000,000
September 30, 2011	$1,000,000
December 31, 2011	$1,000,000
March 31, 2012	$1,000,000
June 30, 2012	$375,000,000

(b)                                 If the aggregate principal amount of Tranche B Term Loans made prior to the Tranche B Term Loan Commitment Expiration Date is less than the aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date, the amount of each installment set forth in Section 2.3(a) shall be proportionally reduced.

2.4                                 Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the Revolving Credit L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Revolving Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b)                                 The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5                                 Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Revolving Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Revolving Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans).  Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7.  Upon receipt of any such Borrowing Notice from the Borrower, the Revolving Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Revolving Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Revolving Administrative Agent.  Such borrowing will then be made available to the Borrower by the Revolving Administrative Agent in like funds as received by the Revolving Administrative Agent.

2.6                                 Swing Line Commitment.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or the Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(b)                                 The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7                                 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.  (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Revolving Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan.  The Revolving Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Revolving Administrative Agent.

(b)                                 The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the outstanding Swing Line Loans.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Revolving Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be made immediately available by the Revolving Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.  The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Revolving Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

(c)                                  If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d)                                 Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e)                                  Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8                                 Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Revolving Administrative Agent for the account of the appropriate Revolving Credit Lender or the Swing Line Lender and to the Administrative Agent for the account of the appropriate Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date, (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 and, in any event, in full on June 30, 2012 (or on any earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent, in the case of Term Loans, and the Revolving Administrative Agent, in the case of Revolving Credit Loans, shall maintain the Register on behalf of the Borrower pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by such Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                                  The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2 or F-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date and the obligations of the Borrower in respect of each Loan shall be enforceable in accordance with the provisions of the Loan Documents whether or not evidenced by any Note.

2.9                                 Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Revolving Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate applicable to the Revolving Credit Commitments, on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B Term Loan Lender a commitment fee for the period from and including the date hereof to the Tranche B Term Loan Commitment Expiration Date computed at the Commitment Fee Rate applicable to Tranche B Term Loan Commitments, on the product of (i) the daily average amount of the Tranche B Term Loan Commitment of such Lender during the period for which payment is made and (ii) the number of days in such period.  Such commitment fee will be payable in arrears on each Funding Date, the Tranche B Term Loan Commitment Expiration Date and, if the Tranche B Term Loan Commitment Expiration Date is after September 30, 2005, on September 30, 2005.

(c)                                  The Borrower agrees to pay to the Administrative Agent on the Tranche B Term Loan Commitment Expiration Date, for the account of each Tranche B Term Loan Lender in accordance with its Tranche B Term Loan Percentage, a fee equal to 0.50% applied to the difference between (a) $400,000,000 and (b) the aggregate amount of Tranche B Term Loans funded on or before the Tranche B Term Loan Commitment Expiration Date.

(d)                                 The Borrower agrees to pay to the Arranger the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Arranger.

(e)                                  The Borrower agrees to pay to each Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and such Agent.

2.10                           Termination or Reduction of Commitments.  (a)  The Borrower shall have the right, upon not less than three Business Days’ notice to the Revolving Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

(b)                                 The Borrower shall have the right, upon not less than three Business Days’ notice to the Revolving Administrative Agent, to terminate the Funded Letter of Credit Commitments or, from time to time, to reduce the aggregate amount of the Funded Letter of Credit Commitments; provided that no such termination or reduction of Funded Letter of Credit Commitments shall be permitted if, after giving effect thereto the Total Funded Letter of Credit Exposure would exceed the Total Funded Letter of Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Funded Letter of Credit Commitments then in effect.  If the Funded Letter of Credit Commitments are reduced as provided in this Section 2.10(b), then the Revolving Administrative Agent will return all amounts in the Credit Linked Deposit Account in excess of the Total Funded Letter of Credit Commitments (after giving effect to such reduction) to the Funded L/C Participants, ratably in accordance with their Funded Letter of Credit Percentages.

(c)                                  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate any unfunded portion of the Tranche B Term Loan Commitments or, from time to time, to reduce the aggregate amount of the Tranche B Term Loan Commitments.  Any such termination or reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Tranche B Term Loan Commitments then in effect.

2.11                           Optional Prepayments.  Subject to Section 2.11(b), (a) the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Revolving Administrative Agent, in the case of the Revolving Credit Loans, and to the Administrative Agent, in the case of the Term Loans, at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans.  Upon receipt of any such notice the Revolving Administrative Agent or the Administrative Agent, as applicable, shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b)                                 In the event that the Term Loans are prepaid or repaid in whole or in part by the Borrower pursuant to this Section 2.11 on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of each Term Loan Lender in accordance with its Tranche B Term Loan Percentage, a 1.00% prepayment premium on the amount so repaid.

(c)                                  In the event that the aggregate amount of the Funded Letter of Credit Commitments are reduced and amounts in the Credit Linked Deposit Account are returned to the Funded L/C Participants pursuant to Section 2.10(b) on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the Revolving Administrative Agent, for the account of each Funded L/C Participant in accordance with its Funded Letter of Credit Percentage, a 1.00% reduction fee on the amount so returned.

2.12                           Mandatory Prepayments.  (a)  Until the Term Loans have been repaid in full and the Tranche B Term Loan Commitments terminated, if any Capital Stock shall be issued by the Borrower (except any Excluded Equity Issuance) or if any proceeds of an Excluded Equity Issuance required to be used for a Permitted Acquisition are not so used within 90 days of the issuance thereof, then on the date of such issuance (or such 90th day, as applicable), the Term Loans shall be prepaid by an amount equal to 50% of the amount of the Net Cash Proceeds of such issuance or such proceeds.  If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 (except as set forth in Section 7.2(f)(ii)) as in effect on the date of this Agreement), then on the date of such incurrence, the Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such incurrence.  The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and Collateral Agreement, or a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

(b)                                 Until the Term Loans have been repaid in full and the Tranche B Term Loan Commitments terminated, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment

Notice shall be delivered in respect thereof, within 10 Business Days of receipt by the Borrower of such Net Cash Proceeds, the Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c)                                  Until the Term Loans have been repaid in full and the Tranche B Term Loan Commitments terminated, if for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid by an amount equal to the ECF Percentage of such Excess Cash Flow.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

2.13                           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Revolving Administrative Agent, in the case of Revolving Credit Loans, and the Administrative Agent, in the case of Term Loans, at least two Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Revolving Administrative Agent in the case of Revolving Credit Loans and the Administrative Agent in the case of Term Loans at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  Upon receipt of any such notice the Revolving Administrative Agent or the Administrative Agent, as applicable, shall promptly notify each relevant Lender thereof.

(b)                                 The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Revolving Administrative Agent, in the case of Revolving Credit Loans, and the Administrative Agent, in the case of Term Loans, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such

Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Revolving Administrative Agent or the Administrative Agent, as applicable, shall promptly notify each relevant Lender thereof.

2.14                           Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.15                           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)                                  (i)                                     If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such principal amount shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)                                 All Reimbursement Obligations in respect of any payment under a Letter of Credit shall bear interest from and including the date on which such payment is made until such Reimbursement Obligation is paid in full.  For the date on which payment is made and the first day following such date such interest will be equal to (i) in the case of Reimbursement Obligations with respect to Revolving Credit Letters of Credit, at the rate then applicable to Base Rate Loans under the Revolving Credit Facility and (ii) in the case of Reimbursement Obligations with respect to Funded Letters of Credit, the rate then applicable to Base Rate Loans under the Term Loan Facility.  For the second day following the date on which payment is made and for each day thereafter until such Reimbursement Obligation is paid in full, such interest will be equal to (i) in the case of Reimbursement Obligations with respect to Revolving Credit Letters of Credit, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2.0% per annum or (ii) in the case of Reimbursement Obligations with respect to Funded Letters of Credit, the rate then applicable to Base Rate Loans under the Term Loan Facility plus 2.0% per annum.

(e)                                  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) and (d) of this Section shall be payable from time to time on demand.

2.16                           Computation of Interest and Fees.  (a)  Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Revolving Administrative Agent, in the case of Revolving Credit Loans, and the Administrative Agent, in the case of Term Loans, shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Revolving Administrative Agent, in the case of Revolving Credit Loans, and the Administrative Agent, in the case of Term Loans, shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans or their Credit Linked Deposit during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to Revolving Administrative Agent, the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (w) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans, (z) the amount payable to the Borrower pursuant to the penultimate sentence of Section 3.7(b) shall be increased by an amount corresponding to the resultant increase in the aggregate interest payable on outstanding Term Loans.  Until such notice has been withdrawn by the

Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18                           Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche B Term Loan Percentages, Revolving Credit Percentages or Funded Letter of Credit Percentages, as the case may be, of the relevant Lenders.  Each payment in respect of principal or interest in respect of the Term Loans and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b)                                 Each payment (including each prepayment) of the Term Loans outstanding under the Tranche B Term Loan Facility shall be allocated among the Tranche B Term Loan Lenders holding such Tranche B Term Loans pro rata based on the principal amount of such Tranche B Term Loans held by such Tranche B Term Loan Lenders, and shall be applied to the installments of such Tranche B Term Loans in the inverse order of the scheduled maturities of such installments.  Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(c)                                  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.

(d)                                 Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.

(e)                                  The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility.  Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(f)                                    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, except as set forth in Section 2.18(d), shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Revolving Administrative Agent or the Administrative Agent, as applicable, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day. The Revolving Administrative Agent or the Administrative Agent, as applicable, shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(g)                                 Unless the Revolving Administrative Agent and the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Revolving Administrative Agent or the Administrative Agent, as applicable, the Revolving Administrative Agent and the Administrative Agent may assume that such Lender is making such amount available to the Revolving Administrative Agent and the Administrative Agent, as applicable, and the Revolving Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Revolving Administrative Agent or the Administrative Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Revolving Administrative Agent or the Administrative Agent, as applicable, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Revolving Administrative Agent or the Administrative Agent, as applicable.  A certificate of the Revolving Administrative Agent or the Administrative Agent, as applicable, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Revolving Administrative Agent or the Administrative Agent, as applicable, by such Lender within three Business Days after such Borrowing Date, the Revolving Administrative Agent and the Administrative Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(h)                                 Unless the Revolving Administrative Agent and the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Revolving Administrative Agent or the Administrative Agent, as applicable, the Revolving Administrative Agent and the Administrative Agent may assume that the Borrower is making such payment, and the Revolving Administrative Agent and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Revolving Administrative Agent or the Administrative Agent, as applicable, by the Borrower within three Business Days after such due date, the Revolving Administrative Agent and the Administrative Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Revolving Administrative Agent and the Administrative Agent or any Lender against the Borrower.

2.19                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, the Credit Linked Deposit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction on an after-tax basis.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this

Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20                           Taxes.  (a)  All payments made by the Borrower under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Arranger, any Agent or any Lender as a result of a present or former connection between the Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Arranger’s, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Arranger, any Agent or any Lender hereunder, the amounts so payable to the Arranger, such Agent or such Lender shall be increased to the extent necessary to yield to the Arranger, such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower or any Guarantor shall not be required to increase any such amounts payable to the Arranger, any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Arranger’s, such Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) in the case of any Non-U.S. Lender, that are United States withholding taxes imposed on amounts payable to the Arranger, such Agent or such Lender at the time the Arranger, such Agent or such Lender becomes a party to this Agreement, except to the extent that the Arranger’s such Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).  The Borrower or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Arranger, the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Arranger, any Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Each Lender (or Transferee) that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (and in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)                                  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

2.21                           Indemnity.  The Borrower agrees to indemnify each Lender, the L/C Arranger and each Issuing Lender for, and to hold each of them harmless from, any loss or expense that such Lender, L/C Arranger or Issuing Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto, (d) the withdrawal of funds from the Credit Linked Deposit Account to pay the L/C Arranger and the Issuing Lender pursuant to Section 3.6 or the repayment by the Borrower to the Issuing Lender (and the deposit of such amounts into the Credit Linked Deposit Account) pursuant to Section 3.6 on a day that is not the last day of an

Interest Period with respect thereto or (e) the return of amounts in the Credit Linked Deposit Account to the Funded L/C Participants pursuant to Section 2.10(b) on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22                           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful (a)  for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law or (b) for the Credit Linked Deposit to be invested at a three month Eurodollar Rate, then the Funded L/C Participants shall be compensated as provided in clause (z) of the second sentence of Section 2.17.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23                           Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24                           Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22 or (b) defaults in its obligation to make Loans or maintain its Credit Linked Deposit hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Revolving Administrative Agent and the Administrative Agent, (vii)  the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay or to cause the replacement financial institution to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Revolving Administrative Agent, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.   LETTERS OF CREDIT

3.1                                 L/C Commitment.  (a)  Subject to the terms and conditions hereof, the L/C Arranger agrees to cause the Issuing Lender designated by it with respect to the Revolving Credit Facility, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1(a), “Revolving Credit Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the L/C Arranger and such Issuing Lender; provided, that the L/C Arranger shall have no obligation to cause such Issuing Lender to issue any Revolving Credit Letter of Credit if, after giving effect to such issuance, (i) the Revolving Credit L/C Obligations would exceed the Revolving Credit L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  Each Revolving Credit Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)                                 Subject to the terms and conditions hereof, the L/C Arranger agrees to cause the Issuing Lender designated by it, in reliance on the agreements of the other Funded L/C Participants set forth in Sections 3.5 and 3.6, to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1(b), collectively, the “Funded Letters of Credit”) for the account of the Borrower on any Business Day during the Funded Letter of Credit Commitment Period in such form as may be approved from time to time by the L/C Arranger and such Issuing Lender; provided, that the L/C Arranger shall have no obligation to cause such Issuing Lender to issue any Funded Letter of Credit if, after giving effect to such issuance the Total Funded Letter of Credit Exposure would exceed the Total Funded Letter of Credit Commitments or the Total Credit Linked Deposit then in effect.  Each Funded Credit Letter of

Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Funded Letter of Credit Termination Date; provided that any Funded Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(c)                                  The L/C Arranger shall not at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause the L/C Arranger, Issuing Lender or any Revolving L/C Participant or Funded L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                                 Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the L/C Arranger cause a Letter of Credit to be issued by an Issuing Lender designated by it by delivering to the L/C Arranger, with a copy to the Revolving Administrative Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of the L/C Arranger, and such other certificates, documents and other papers and information as such L/C Arranger may request.  Such application shall specify if such Letter of Credit is to be made as a Revolving Credit Letter of Credit or a Funded Letter of Credit.  Upon receipt of any Application, the L/C Arranger will, and will cause such Issuing Lender to, process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with their respective customary procedures, and the L/C Arranger will promptly cause such Issuing Lender to issue the Letter of Credit requested thereby by causing the original of such Letter of Credit to be issued to the beneficiary thereof or as otherwise may be agreed to by the L/C Arranger, such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after the L/C Arranger’s receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  Promptly after issuance by an Issuing Lender of a Letter of Credit, the L/C Arranger shall furnish a copy of such Letter of Credit to the Borrower and the Revolving Administrative Agent.  The L/C Arranger shall promptly give notice to the Revolving Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).

3.3                                 Fees and Other Charges.  (a)  The Borrower will pay a fee on the daily aggregate undrawn Stated Amount of all outstanding Revolving Credit Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date.

(b)                                 The Borrower will pay to Revolving Administrative Agent for the ratable benefit of each Funded L/C Participant a fee calculated on the daily amount of such Funded L/C Participant’s Credit Linked Deposit (the “Funded Letter of Credit Fee”), for the period from and including the Closing Date to the date on which the full amount of such Credit Linked Deposit is returned to such Funded L/C Participant, at a rate per annum equal to the Applicable Margin then in effect for Term Loans which are Eurodollar Loans, such fee payable quarterly in arrears on each L/C Fee Payment Date.

(c)                                  The Borrower shall pay to the L/C Arranger, for the account of the L/C Arranger and each Issuing Lender designated by it, a fronting fee on the aggregate Stated Amount of all outstanding Letters of Credit issued by such Issuing Lender in the amounts and at the times separately agreed between the Borrower and the L/C Arranger.  The Borrower shall further pay each other Issuing Lender, if any, a fronting fee on the aggregate Stated Amount of all outstanding Letters of Credit issued by it in the amounts and at the times separately agreed between the Borrower and such Issuing Lender.

(d)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse the L/C Arranger and each Issuing Lender, as the case may be, for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4                                 Revolving Credit L/C Participations.  (a)  The L/C Arranger, for itself and the Issuing Lender designated by it, and each Revolving Credit Lender that becomes an Issuing Lender, for itself only, irrevocably agrees to grant and hereby grants to each Revolving Credit L/C Participant, and, to induce the issuance of Revolving Credit Letters of Credit hereunder, each Revolving Credit L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the L/C Arranger, in respect of Revolving Credit Letters of Credit issued by the Issuing Lender designated by it, and from each other Issuing Lender, on the terms and conditions hereinafter stated, for such Revolving Credit L/C Participant’s own account and risk, an undivided interest equal to such Revolving Credit L/C Participant’s Revolving Credit Percentage in the L/C Arranger’s obligations and rights in respect of each Revolving Credit Letter of Credit issued by the L/C Arranger’s designated Issuing Lender and each other Issuing Lender hereunder and the amount of each draft paid by the Issuing Lender thereunder (which shall include the L/C Arranger’s obligation to reimburse its designated Issuing Lender for the amount of such drawing).  Each Revolving Credit L/C Participant unconditionally and irrevocably agrees with the L/C Arranger, for itself and the Issuing Lender designated by it, and each Revolving Credit Lender that becomes an Issuing Lender, that, if a draft is paid under any Revolving Credit Letter of Credit issued by any Issuing Lender for which the L/C Arranger or the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving Credit L/C Participant shall pay to the Revolving Administrative Agent (for the account of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, as applicable), regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender at the Revolving Administrative Agent’s address for notices specified herein (and thereafter, the Revolving Administrative Agent shall promptly pay to the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender) an amount equal to such Revolving Credit L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)                                 If any amount required to be paid by any Revolving Credit L/C Participant to the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender pursuant to Section 3.4(a) is paid to the Revolving Administrative Agent (and Revolving Administrative Agent shall promptly distribute such amount to the L/C Arranger) within three Business Days after the date such payment is due, the Revolving Administrative Agent shall promptly notify such Revolving Credit L/C Participant and such Revolving Credit L/C Participant shall pay to the Revolving Administrative Agent, for the account of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, as applicable, on demand (and thereafter the Revolving Administrative Agent shall promptly pay to the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, as applicable) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving Credit L/C Participant pursuant to Section 3.4(a) is not made available to the Revolving Administrative Agent, for the account of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, as applicable, by such Revolving Credit L/C Participant within three Business Days after the date such payment is due, the Revolving Administrative Agent, on behalf of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, as applicable, shall be entitled to recover from such Revolving Credit L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.  A certificate of the Revolving Administrative Agent on behalf of the L/C Arranger, for itself and the Issuing Lender designated by it, or each other Issuing Lender, submitted to any Revolving Credit L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender has made payment under any Revolving Credit Letter of Credit and has received from the Revolving Administrative Agent any Revolving Credit L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, as applicable, receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto), or any payment of interest on account thereof, the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, as applicable, will distribute to the Revolving Administrative Agent for the account of such Revolving Credit L/C Participant (and thereafter, the Revolving Administrative Agent will promptly distribute to such Revolving Credit L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, as applicable, shall be required to be returned by the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, as applicable, such Revolving Credit L/C Participant shall return to the Revolving Administrative Agent for the account of the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, as applicable, the portion thereof previously distributed by the L/C Arranger, or the Issuing Lender designated by it, or each other Issuing Lender, to it.

3.5                                 Participations in Funded Letters of Credit.  (a)  On the Closing Date, without any further action on the part of the L/C Arranger, the Issuing Lender designated by the L/C Arranger or the Lenders, the L/C Arranger hereby grants to each Funded L/C Participant, and each Funded L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the L/C Arranger, without recourse or warranty, an undivided interest and participation (each, a “Funded Letter of Credit Participation”), in all obligations and rights of the L/C Arranger in respect of each existing and future Funded Letter of Credit equal to such Lender’s Funded Letter of Credit Percentage of the aggregate Stated Amount under each Funded Letter of Credit.  The aggregate purchase price for the Funded Letter of Credit Participations of each Funded L/C Participant shall equal the amount of the Credit Linked Deposit of such Funded L/C Participant.  Each Funded L/C Participant shall pay to the Revolving Administrative Agent its Credit Linked Deposit in full on the Closing Date in an amount equal to such Funded L/C Participant’s Funded Letter of Credit Commitment.  Each Funded L/C Participant hereby absolutely and unconditionally agrees that if the L/C Arranger or such Issuing Lender makes a disbursement in respect of any Funded Letter of Credit which is not reimbursed by the Borrower on the date due pursuant to Section 3.6(a), or is required to refund any reimbursement payment in respect of any Funded Letter of Credit to Borrower for any reason, Revolving Administrative Agent shall reimburse the L/C Arranger and such Issuing Lender for the amount of such disbursement, ratably as among the Funded L/C Participants in accordance with their Funded Letter of Credit Percentages of the Total Credit Linked Deposit, from such Funded L/C Participant’s Credit Linked Deposit on deposit in the Credit Linked Deposit Account.

(b)                                 Each Funded L/C Participant acknowledges and agrees that its obligation to acquire and fund participations in respect of Funded Letters of Credit pursuant to Section 3.5(a) is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Funded Letter of Credit or the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c)                                  Notwithstanding the intention of the parties that each Funded L/C Participant shall have purchased its Funded Letter of Credit Participation on the Closing Date, in further consideration for the agreements of the L/C Arranger hereunder, each Funded L/C Participant hereby grants to the Revolving Administrative Agent for the benefit of the L/C Arranger a security interest and right of offset with respect to its Credit Linked Deposit and all investments thereof and all proceeds of any of the foregoing to secure such Funded L/C Participant’s obligation to acquire and fund participations in respect of Funded Letters of Credit pursuant to Section 3.5(a) and each Funded L/C Participant irrevocably authorizes the Revolving Administrative Agent to apply amounts of its Credit Linked Deposit in accordance with this Section 3.5.

3.6                                 Reimbursement Obligation of the Borrower.  (a)  The Borrower agrees to reimburse the L/C Arranger and each Revolving Credit Lender that becomes an Issuing Lender, on each date on which the L/C Arranger or such Issuing Lender, as applicable, notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the L/C Arranger or such Issuing Lender, as applicable, for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the L/C Arranger or such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (i) and (ii) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to the Revolving Administrative Agent at its address for notices specified herein in lawful money of the United States and in immediately available funds and the Revolving

Administrative Agent shall promptly distribute such payment to the L/C Arranger or such Issuing Lender.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in Section 2.15(d).

(b)                                 Each drawing under any Revolving Credit Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Revolving Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Revolving Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Revolving Administrative Agent had received a notice of such borrowing at the time the Revolving Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

(c)                                  In the event that the L/C Arranger makes any payment under or in respect of any Funded Letter of Credit and the Borrower shall not have repaid such amount in full to the L/C Arranger pursuant to Section 3.6(a), the L/C Arranger shall notify Revolving Administrative Agent and Revolving Administrative Agent shall notify each Funded L/C Participant of such failure, and Revolving Administrative Agent shall promptly remit to the L/C Arranger an amount equal to each Funded L/C Participant’s Funded Letter of Credit Percentages of such unreimbursed payment from such Funded L/C Participant’s Credit Linked Deposit.  If payment is made from the Credit Linked Deposit, the Borrower shall have the right, within 5 Business Days of the date on which such payment is made (provided no other Default or Event of Default shall exist and be continuing) to pay to the Revolving Administrative Agent an amount equal to the full amount of such payment and such payment shall be added to the Credit Linked Deposits of the Funded L/C Participants in accordance with their Funded Letter of Credit Percentages.

3.7                                 Credit Linked Deposit Account.

(a)                                  Subject to the terms and conditions hereof, each Funded L/C Participant severally agrees to make, on the Closing Date, a deposit with the Revolving Administrative Agent in an amount equal to such Funded L/C Participant’s Funded Letter of Credit Commitment and the Revolving Administrative Agent shall use such deposits to establish the Credit Linked Deposit Account.  The Credit Linked Deposits shall be held by the Revolving Administrative Agent for the benefit of the L/C Arranger, and no party other than the Revolving Administrative Agent acting on the instructions of the L/C Arranger shall have a right of withdrawal from the Credit Linked Deposit Account or any other right or power with respect to the Credit Linked Deposits.  Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Funded L/C Participant in respect of its Funded Letter of Credit Commitment and Funded Letter of Credit Participation shall be satisfied in full upon the funding of its Credit Linked Deposit on the Closing Date.

(b)                                 Each of the Borrower, the Revolving Administrative Agent, the L/C Arranger, the Issuing Lender and each Funded L/C Participant hereby acknowledges and agrees that each Funded L/C Participant is funding its Credit Linked Deposit to the Credit Linked Deposit Account for application in the manner contemplated by Sections 3.5 and 3.6(c).  The Revolving Administrative Agent hereby agrees to direct the investment of the Credit Linked Deposits so as to earn a return (except during periods when such Credit Linked Deposits, or funds advanced by or on behalf of the Revolving Administrative Agent or the L/C Arranger against such Credit Linked Deposits, are used to cover drawings under Funded Letters of Credit) for the Funded L/C Participants for each date at the rate per annum (the “Deposit Return”) equal to (i) the three month Eurodollar Rate for successive three month Interest Periods, as determined by the Revolving Administrative Agent, minus (ii) 0.10% per annum (based on a 360-day year for the actual days elapsed) .  The Deposit Return accrued through and including the last day of March, June, September and December of each year, shall be paid by the Revolving Administrative Agent to the Funded L/C Participants, in arrears on the first Business Day following each such last day, commencing on the first Business Date following the first such day to occur after the Closing Date and on the date on which the Credit Linked Deposits are reduced to zero (whether pursuant to Sections 2.10, 3.7(d), 8 or otherwise).  In addition, the Borrower shall pay to the Revolving Administrative Agent for the account of the Funded L/C Participants, on the days set forth in the immediately preceding sentence, a fee equal to 0.10% per annum (based on a 360-day year for the actual days elapsed) of the amount of the Credit Linked Deposit.   The Revolving Administrative Agent shall promptly distribute to the Funded L/C Participants entitled thereto any amount received from the Borrower pursuant to this Section 3.7.

(c)                                  The Borrower shall have no right, title or interest in or to the Credit Linked Deposits and no obligations with respect thereto (but shall remain liable in all respects for all Reimbursement Obligations in respect of Funded Letters of Credit, even after the Credit Linked Deposits have been applied as set forth in Section 3.6(c)), it being acknowledged and agreed by the parties hereto that the making of the Credit Linked Deposits by the Funded L/C Participants, the provisions of this Section 3.7 and the application of the Credit Linked Deposits in the manner contemplated by Section 3.6 constitute agreements among the Revolving Administrative Agent, the L/C Arranger, the Issuing Lender and the Funded L/C Participants with respect to the funding obligations of each Funded L/C Participant in respect of its Funded Letter of Credit Participation and do not constitute any loan or extension of credit to the Borrower or payment or discharge of any Reimbursement Obligation.

(d)                                 Subject to Section 3.6(c), upon expiration or termination of the Funded Letter of Credit Commitments and discharge of all outstanding Funded Letters of Credit, the Revolving Administrative Agent will return all amounts then remaining in the Credit Linked Deposit Account to the Funded L/C Participants, ratably in accordance with their Funded Letter of Credit Percentages.

3.8                                 Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the L/C Arranger, any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the L/C Arranger and each Issuing Lender that the L/C Arranger and the Issuing Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.6 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  Neither the L/C Arranger nor any Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except that the L/C Arranger and each Issuing Lender shall be liable to the extent provided by law for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the L/C Arranger or an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the UCC of the State of New York, shall be binding on the Borrower and shall not result in any liability of the L/C Arranger or such Issuing Lender to the Borrower.

3.9                                 Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the L/C Arranger shall promptly notify the Revolving Administrative Agent and the Borrower of the date and amount thereof.  The responsibility of the L/C Arranger and any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit, shall be limited to a determination by the Issuing Lender that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.10                           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.11                           Enforcement.  The provisions of this Section 3 are intended for the benefit of, and shall be enforceable by, each Issuing Lender, whether or not such Issuing Lender is party to this Agreement but the Issuing Lender designated by the L/C Arranger will not have any obligation under any Loan Document to which it is not a signatory.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Arranger, each Agent and each Lender that:

4.1                                 Financial Condition.  The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2004, and December 31, 2003 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, subject to any write downs, write offs, charges and adjustments required as a result of the Restatements.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at

March 31, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and absence of footnotes and subject to any write downs, write offs, charges and adjustments, required as a result of the Restatements).  The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (other than contingent liabilities arising in the ordinary course of business or as disclosed on Schedule 4.1(b)-1).  Except as set forth on Schedule 4.1(b)-2, during the period from December 31, 2004 to and including the date hereof there has been no Disposition by the Borrower or its consolidated Subsidiaries of any material part of its business or Property.

4.2                                 No Change.  Since December 31, 2004 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                                 Corporate Existence; Compliance with Law.  Each of the Borrower and the other Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4                                 Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) consents, authorizations, filings, notices and acts required in the conduct of business in the ordinary course in connection with the performance of its obligations hereunder relating to the conduct of business after the Closing Date.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, except, with respect to the Specified Defaults, the Existing Indentures.

4.6                                 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, except the litigation, investigations or proceedings described in Schedule 4.6, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                                 No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations (other than the Specified Defaults) in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default shall exist and be continuing.

4.8                                 Ownership of Property; Liens.  Each of the Borrower and each of its Subsidiaries is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such real property or other Property is subject to any Lien except for Permitted Liens.  None of the Pledged Stock is subject to any Lien except for Permitted Liens.

4.9                                 Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property necessary for the conduct of its business as currently conducted by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10                           Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal and material state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be, with such reserves being subject to any adjustments made as a result of the Restatement); and no tax Lien (other than any tax Lien that is a Permitted Lien) has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.  No Loan Party and no Subsidiary thereof (i) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment.

4.11                           Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender, the Revolving Administrative Agent or the Administrative Agent, the Borrower will furnish to the Revolving Administrative Agent or the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12                           Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13                           ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and no Lien in favor of the PBGC or a Plan has arisen that could reasonably be expected to have a Material Adverse Effect, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15                           Subsidiaries.  (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Closing Date.  Schedule 4.15 sets forth as of the Closing Date, the exact legal name (as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party and its Subsidiaries.

(b)  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

4.16                           Use of Proceeds.  The proceeds of the Term Loans shall be used to Retire Existing Notes or replace cash or repay Revolving Credit Loans used to Retire Existing Notes and to pay related fees and expenses.  The proceeds of the Revolving Credit Loans and the Swing Line Loans, and the Letters of Credit, shall be used to refinance the Existing Credit Facility, to pay related fees and expenses and finance the working capital needed and general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.  In addition, (i) the proceeds of Revolving Credit Loans may also be used prior to December 31, 2005 to repurchase Existing Notes in open market transactions if such Existing Notes are promptly Retired and (ii) the Borrower may repay Revolving Credit Loans with the proceeds of Excluded Equity Issuances, reborrow Revolving Credit Loans in an equivalent amount, and use the proceeds of such Revolving Credit Loans to consummate Permitted Acquisitions (or if such proceeds are not used to consummate a Permitted Acquisition, to repay the Term Loans as required by Section 2.12(a)).

4.17                           Environmental Matters.  Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                  the Borrower and its Subsidiaries:  (i) are, and to the knowledge of the executive management of the Borrower within the period of all applicable statutes of limitation have been, in substantial compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and to the knowledge of the executive management of the Borrower within the period of all applicable statutes of limitation have been, in substantial compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)                                 Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c)                                  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the executive management of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the executive management of the Borrower or any of its Subsidiaries, threatened.

(d)                                 Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)                                  Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)                                    To the knowledge of the executive management of the Borrower, neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18                           Accuracy of Information, etc.  No statement or information (other than projections, pro forma financial information and “forward-looking” statements) contained in this

Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate, written statement or formal presentation furnished to the Administrative Agent, the Arranger, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such presentation, statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  The projections, pro forma financial information and “forward-looking” statements contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or anticipated results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in other documents, certificates and statements furnished to the Arranger, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.  Notwithstanding the preceding and notwithstanding any other provision hereof or of any other Loan Document, document, certificate, written statement or formal presentation, the Administrative Agent, the Arranger, the other Agents and the Lenders understand, acknowledge and agree that the Borrower is in the process of restating its financial statements for the first three fiscal quarters of 2003 and prior periods and all financial information provided (or which may in the future be provided prior to the Financial Reporting Compliance Date), including the financial information delivered pursuant to Section 4.1, to be delivered pursuant to Section 6.1(b) and contained in the Confidential Information Memorandum (a) has not been prepared and presented in conformity with GAAP to the extent specific items of such financial information will be affected by the Restatement and (b) is subject in all respects to the results of the Restatement.

4.19                           Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable security interest in the Collateral described therein and proceeds and products thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral located in the United States and described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements may be filed by the Collateral Agent at any time) and such other filings, recordings or notations as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed (all of which filings, recordings or notations may be filed by the Collateral Agent at any time except as set forth in the definition of Permitted Perfection Exception), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, Permitted Liens), but subject to the Permitted

Perfection Exception.  Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Collateral Agent, or caused to be filed, duly completed UCC termination statements in respect of each such UCC Financing Statement.

(b)                                 Each of the Mortgages when delivered will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, an enforceable Lien on the mortgaged properties described therein and, when filed in the recording office designated by the Borrower, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the mortgaged properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens).

4.20                           Solvency.  The Borrower is, and the Borrower and the other Loan Parties on a consolidated basis are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21                           Insurance.  Each of the Borrower and its Subsidiaries is insured, in accordance with Section 5.3 of the Guarantee and Collateral Agreement, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged and none of the Borrower or any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.22                           Real Estate.  As of the Closing Date, Schedule 4.22 sets forth a true, complete and correct list in all material respects of all real property (i) owned by any Loan Party or its Subsidiaries in fee simple or (ii) leased by any Loan Party or its Subsidiaries.

SECTION 5. CONDITIONS PRECEDENT

5.1                                 Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, or waiver in accordance with Section 10.1, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) signed counterpart signature pages (or facsimiled copies thereof, which shall be enforceable as an original) of this Agreement delivered by each Agent and Lender listed on the signature pages hereof, (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Guarantor and (iv) subject to Section 10.17, a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b)                                 Funding of Credit Linked Deposit.  Each of the Funded L/C Participants shall have complied with its obligations under Section 3.7 to deposit cash in an amount equivalent to such Funded L/C Participant’s Funded Letter of Credit Commitment in the Credit Linked Deposit Account.

(c)                                  Financial Statements.  The Lenders shall have received (i) unaudited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the 2004 and 2003 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and its consolidated Subsidiaries for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which financial statements are available, certified by the chief financial officer of the Borrower to present fairly in all material respects, in conformity with GAAP (except for any variances from GAAP that either (A) are related to the Restatement or (B) are or may become identified in connection with the Restatement and are not expected by such Responsible Officer to have a Material Adverse Effect), the Borrower’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended, subject to any write downs, write offs, charges and adjustments to be made in the Restatement.

(d)                                 Approvals.  All governmental and third party approvals necessary in connection with the Refinancing and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e)                                  Termination of Existing Credit Facility.  The Administrative Agent shall have received a copy of a letter in the form of Exhibit K delivered to the Borrower by the agent under the Existing Credit Facility.

(f)                                    Fees.  The Lenders, the Arranger, the L/C Arranger and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g)                                 Solvency Certificate.  The Lenders shall have received a Solvency Certificate substantially in the form attached hereto as Exhibit H.

(h)                                 Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction or office as reasonably determined by the Administrative Agent and the Collateral Agent, and the Administrative Agent and the Collateral Agent shall be satisfied with the results of such lien searches.

(i)                                     Appraisals.  The Administrative Agent and the Collateral Agent shall have received a certificate of the Borrower stating that the appraisals identified on Schedule 5.1(i) and delivered by the Borrower to the Administrative Agent prior to the date hereof demonstrate that the current fair market value (as determined by the Person performing such appraisal) of the assets subject to such appraisal is not less than $570,000,000.

(j)                                     Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(k)                                  Other Certifications.  The Administrative Agent shall have received the following:

(i)                                     a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)                                  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(iii)                               an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and

(iv)                              a copy of a certificate of the Secretary of State or other applicable Governmental Authority of Applicable States dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation, from the Secretary of State or other applicable Governmental Authority of each such Applicable State on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such Applicable State on or about such date, prepared by, or on behalf of, a filing service acceptable to the Administrative Agent.

(l)                                     Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the legal opinion of Porter & Hedges, L.L.P., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii)                                  the legal opinion of local counsel in each of Maryland, Louisiana, Michigan, New York and Nevada, substantially in the form of Exhibits E-2, E-3, E-4, E-5 and E-6, respectively.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(m)                               Acknowledgment and Consent.   Except as set forth in Section 6.15, the Collateral Agent shall have received an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement.

(n)                                 Insurance.  The Collateral Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

(o)                                 Miscellaneous.  The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

Each Lender, by delivering its signature page to this Agreement or an Addendum and funding a Loan or Credit Linked Deposit on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

5.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b)                                 No Default.  No Default or Event of Default shall exist and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Permitted Debt.  For so long as any Existing Notes remain outstanding, a Responsible Officer of the Borrower shall certify in writing to the Administrative Agent (i) that the incurrence of Indebtedness represented by the requested extension of credit is permitted under the applicable Existing Indentures or (ii) that the proceeds of the related extension of credit will be used to redeem and Retire the applicable issue of Existing Notes.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

5.3                                 Conditions to Extensions of Tranche B Term Loans.  The agreement of each Lender to make Tranche B Term Loans on any Funding Date is subject to the satisfaction of the following additional conditions precedent:

(a)                                  An initial funding of Tranche B Term Loans shall be requested for funding in an aggregate principal amount of at least $150,000,000, and each subsequent funding of Tranche B Term Loans shall be requested in an aggregate principal amount of at least $50,000,000.

(b)                                 The amount of Tranche B Term Loans made on any Funding Date shall not exceed the amount that can be used on such Funding Date to Retire Existing Notes or replace cash or repay Revolving Credit Loans the proceeds of which were previously used to Retire Existing Notes.

(c)                                  There shall be no more than three Funding Dates with respect to Tranche B Term Loans.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.

(a)                                  Furnish to each Agent and each Lender, from time to time after the Financial Reporting Compliance Date:

(i)                                     as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(ii)                                  as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by the chief financial officer of the Borrower to present fairly in all material respects, in conformity with GAAP, the Borrower’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended (subject to normal year-end audit adjustments and absence of footnotes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end audit adjustments and absence of footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(b)                                 Prior to the Financial Reporting Compliance Date, furnish to each Agent and each Lender:

(i)                                     as soon as available, but in any event within 90 days after the end of each fiscal year, a copy of draft, internal, unaudited financial statements, consisting of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and related consolidated statements of income and cash flows for such year, setting forth in each case in comparable form the figures as of the end of and for the previous year, and certified by the chief financial officer of the Borrower to present fairly in all material respects, in conformity with GAAP (except for any variances from GAAP that either (A) are related to the Restatement or (B) are or may become identified in connection with the Restatement and are not expected by such Responsible Officer to have a Material Adverse Effect), the Borrower’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended, subject to any write downs, write offs, charges and adjustments to be made in the Restatement;

(ii)                                  as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, draft, internal, unaudited financial statements for such fiscal quarter, consisting of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date and period in the previous year, certified by the chief financial officer of the Borrower to present fairly in all material respects, in conformity with GAAP (except for any variances from GAAP that either (A) are related to the Restatement or (B) are or may become identified in connection with the Restatement and are not expected by such Responsible Officer to have a Material Adverse Effect), the Borrower’s consolidated financial condition as of the date thereof and its consolidated results of operations and cash flows for the period then ended, subject to any write downs, write offs, charges and adjustments to be made in the Restatement (subject to normal year-end audit adjustments); and

(iii)                               as soon as available, but in any event not later than 50 days after the end of June 30, 2005 and the last day of each month thereafter, financial information consistent with that filed by the Borrower on a monthly basis in a report on Form 8-K, including revenues, certain expense data (including interest expense), current assets

(including cash and cash equivalents) and current liabilities, outstanding indebtedness, capital expenditures, status of compliance with credit facility covenants (including amounts available for borrowing), management’s discussion and analysis of the foregoing information and disclosure of rig hours and trucking hours.

6.2                                 Certificates; Other Information.  Furnish to each Agent and each Lender, or, in the case of clause (i), to the relevant Lender:

(a)                                  concurrently with the delivery of the financial statements required by Section 6.1(a)(i), a statement of the independent certified public accountants reporting on such financial statements to the effect that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such statement shall be limited to the items that independent certified public accountants are permitted to cover in such statement pursuant to their professional standards and customs of the profession);

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, in writing, a listing of any jurisdiction outside of the United States where any Loan Party keeps a material amount of inventory or equipment and of any registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any UCC financing statements or other filings or actions specified in such Compliance Certificate as being required to be delivered or taken therewith;

(c)                                  as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect, except to the extent such Projections are affected by the Restatement;

(d)                                 within 45 days after the end of each fiscal quarter of the Borrower occurring after the Financial Reporting Compliance Date, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)                                  no later than five Business Days or such lesser period time as the Administrative Agent may agree prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Existing Indenture or the governing documents of any Loan Party;

(f)                                    within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower or any of its Subsidiaries sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower or any of its Subsidiaries may make to, or file with, the SEC;

(g)                                 promptly after the receipt thereof, notice that (i) any or all of the obligations under any Existing Indenture have been accelerated, or (ii) the trustee or the required holders with respect to any of the Existing Notes has given notice that any or all such obligations are to be accelerated; and

(h)                                 promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be and (b) the extension of trade payables in the ordinary course of business and consistent with past practice.

6.4                                 Conduct of Business and Maintenance of Existence, etc.  (a)  (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a)  Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so is consistent with industry practice, in the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its

Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                                 Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries to permit financial statements to be prepared in accordance with GAAP (except, prior to the Financial Compliance Reporting Date, for any variances from GAAP that either (i) are related to the Restatement or (ii) are or may become identified in connection with the Restatement and are not expected by a Responsible Officer to have a Material Adverse Effect) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect during normal business hours any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their respective independent certified public accountants; provided that each Lender shall provide the Borrower with reasonable written notice prior to any visit or inspection.  Visits and audits by the Administrative Agent and the Lenders to the Borrower and its Subsidiaries shall be at the expense of the Administrative Agent or such Lender, as the case may be except that (i) the Borrower shall pay for not more than one visit per calendar year by the Administrative Agent and the Lenders to not more than three locations of the Loan Parties (if no Event of Default exists and is continuing) and (ii) the Borrower shall pay for any visit by the Administrative Agent or the Lenders if an Event of Default exists and is continuing.

6.7                                 Notices.  Promptly give notice to the Administrative Agent, Revolving Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default (or alleged default) under any Contractual Obligation of the Borrower or any of its Subsidiaries (other than Specified Defaults) or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and such injunctive relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)                                 the following events, to the extent such events could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination,

Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8                                 Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9                                 Interest Rate Protection.  In the case of the Borrower, by March 31, 2006, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of Funded Debt of the Borrower is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10                           Additional Collateral, etc.  (a)  With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (w) subject to paragraph (b) of this Section, real property (including fixtures to the extent such fixtures are included within the definition of Permitted Perfection Exception), (x) any Property described paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) or (l) and (z) Property acquired by a Foreign Subsidiary or an Immaterial Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent and the Collateral Agent deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent, except in each case as permitted in the definition of Permitted Perfection Exceptions.

(b)                                 With respect to any fee interest (or leasehold interest, to the extent such leasehold is created under a triple net ground lease or similar transaction) in any real property having a value (together with improvements thereof) of at least $2,500,000 in excess of any applicable Permitted Lien acquired on or after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property owned by a Foreign Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)) promptly (i) execute and deliver a first priority Mortgage subject only to Permitted Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such acquired real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance (including flood insurance required by Requirement of Law), reasonably acceptable to the Collateral Agent, covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA or comparable survey thereof reasonably acceptable to the Collateral Agent, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c)                                  With respect to any new Subsidiary (other than a Foreign Subsidiary or Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or that ceases to be an Immaterial Subsidiary), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent and the Collateral Agent deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary except with respect to Permitted Perfection Exceptions, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Offices, the execution and delivery by all necessary persons of control agreements, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent, and (iv) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d)                                 With respect to any new Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent and Collateral Agent deem necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Foreign Subsidiaries), (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent and the Collateral Agent, desirable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(e)                                  Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c) and (d) of this Section 6.10 shall not apply to any Property, any new Subsidiary or any new Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

6.11                           Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 4.16.

6.12                           ERISA Documents.  The Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s written request, any or all of the following:  (i) a copy of each material Plan (or, where any such Plan is not in writing, a complete description thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower or any of its Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and the Borrower or any Commonly Controlled Entity with respect to any Plan.

6.13                           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent and the Collateral Agent, as applicable, may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or, to the extent provided in Section 6.10, with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by any Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.14                           Prior Financial Statements.  (a) Use commercially reasonable efforts to (i) complete the Restatement and (ii) complete the audited financial statements for the Borrower’s 2003 and 2004 fiscal years and unaudited financial statements for each fiscal quarter ended subsequent to fiscal year end 2004, but prior to the Closing Date, in each case, meeting the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended (such financial statements, the “Prior Financial Statements”).

(b)                                 Furnish to each Agent and each Lender each of the Prior Financial Statements upon the completion thereof.

(c)                                  Cause the Financial Reporting Compliance Date to occur by the Report Date.

6.15                           Post-Closing Covenants.  Take the actions required to be taken on Schedule 6.15 within the time frames set forth therein, including any extensions permitted thereunder.

SECTION 7.   NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or the Arranger hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1                                 Financial Condition Covenants.

(a)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter, commencing with FQ4 2005, to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio

FQ4 2005	3.5 : 1.0
FQ1 2006	3.0 : 1.0
FQ2 2006	3.0 : 1.0
FQ3 2006, and thereafter	2.75 : 1.0

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with the last day of any fiscal quarter, commencing with FQ4 2005, to be less than 3.0 : 1.0.

7.2                                 Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Guarantor to the Borrower or any other Subsidiary provided that such Indebtedness is evidenced by, and subject to the terms and conditions of, a subordinated intercompany note substantially in the form of Exhibit I (the “Subordinated Intercompany Note”), and subject to the first priority security interest of the Collateral Agent;

(c)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount, together with any Indebtedness permitted by Section 7.2(g) and obligations under operating leases incurred with respect to Sale Leasebacks permitted by Section 7.11, not to exceed $60,000,000 at any one time outstanding; provided that after the Financial Reporting Compliance Date such amount will be increased by $40,000,000 if, at the time of incurrence of such additional Indebtedness and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.5 to 1.0.

(d)                                 Indebtedness (other than the Indebtedness referred to in Section 7.2(f)) that is (i) outstanding on the date hereof and listed on part (i) of Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any shortening of the maturity of any principal amount thereof) or any increase in the principal amount thereof, except to the extent of any prepayment, make-whole or tender premium applicable to the Indebtedness being refinanced or (ii) consists of contingent reimbursement obligations in respect of letters of credit outstanding on the date hereof and listed on part (ii) of Schedule 7.2(d), but only if, for so long as, and to the extent that (A) such reimbursement obligations and any guarantees thereof by any Guarantors are not secured by any Lien and (B) the issuer of such letters of credit has the right to draw payment of such reimbursement obligations (and guarantees thereof) under “back-to-back” letters of credit issued to it under the Funded Letter of Credit Facility;

(e)                                  Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of (i) the Borrower or any Guarantor permitted to be incurred hereunder and (ii) any Foreign Subsidiary, but solely to the extent and in an aggregate amount not to exceed, together with any Indebtedness permitted by the proviso in Section 7.2(k), any Investments permitted by Section 7.8(h) and the book value of assets of any Loan Party located outside of the United States, $25,000,000 per fiscal year or $100,000,000 in the aggregate for the term hereof;

(f)                                    Indebtedness of the Borrower:

(i)                                     in respect of the Existing Notes in an aggregate principal amount not to exceed $425,000,000 and Guarantee Obligations of any Guarantor in respect of such Indebtedness and, if (A) no Default or Event of Default shall exist and be continuing and (B) the Term Loan Commitments have expired or been terminated (or are terminated simultaneously with the incurrence of such Indebtedness), any refinancings thereof, the aggregate principal amount of which does not exceed the principal amount of the Existing Notes being refinanced (plus all accrued interest on such Existing Notes and the amount of all fees and expenses, including premiums and make-whole payments, incurred in connection with such refinancing) and the final maturity date of which is later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Existing Notes being refinanced; and

(ii)                                  consisting of Unsecured Indebtedness in an aggregate principal amount (net of any original issue discount) not to exceed $400,000,000, the proceeds of which are used to repay the Tranche B Term Loans; and Guarantee Obligations of any Guarantor in respect of such Indebtedness; provided that no part of the principal part of such Indebtedness shall have a maturity date earlier than six months after the final maturity of the last maturing Loans that will remain outstanding after such proceeds are applied;

(g)                                 Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount, together with any Indebtedness permitted by Section 7.2(c) and obligations under operating leases incurred with respect to Sale Leasebacks permitted by Section 7.11, not to exceed $60,000,000, at any one time, acquired pursuant to, or assumed in connection with, any Permitted Acquisition; provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such Permitted Acquisition or (y) otherwise in connection with, or in contemplation of, such Permitted Acquisition; and (ii) any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof and on terms no less favorable to the Borrower or the applicable Subsidiary); provided that after the Financial Reporting Compliance Date such $60,000,000 limitation will be increased by $40,000,000 if, at the time of incurrence of such Indebtedness and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.5 to 1.0.

(h)                                 Unsecured subordinated Indebtedness of the Borrower and the unsecured guarantee by any Guarantor hereunder of the Borrower’s obligations thereunder; provided that (i) such Indebtedness is incurred after the Financial Reporting Compliance Date, (ii) no part of the principal part of such Indebtedness shall have a maturity date earlier than one year after the final maturity of the Loans hereunder, (iii) after giving effect to the incurrence of any such

Indebtedness, on a pro forma basis, as if such incurrence of Indebtedness, the application of the proceeds thereof and the consummation of any transaction to be completed with such proceeds had occurred on the first day of the twelve month period ending on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available, the Borrower and its Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.1 and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iv) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist and be continuing and (v) the documentation governing such Indebtedness contains customary market terms for public subordinated unsecured securities (including subordination terms) reasonably acceptable to the Administrative Agent;

(i)                                     Unsecured Indebtedness of the Borrower, in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding, and the unsecured guarantee by any Guarantor hereunder of the Borrower’s obligations thereunder; provided that (i) such Indebtedness is incurred after the Financial Reporting Compliance Date, (ii) no part of the principal part of such Indebtedness shall have a maturity date earlier than one year after the final maturity of the Loans hereunder, (iii) after giving effect to the incurrence of any such Indebtedness, on a pro forma basis, as if such incurrence of Indebtedness, the application of the proceeds thereof and the consummation of any transaction to be completed with such proceeds had occurred on the first day of the twelve month period ending on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available, the Borrower and its Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.1 and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance, (iv) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist and be continuing and (v) the documentation governing such Indebtedness contains covenants, events of default and remedies not materially less favorable (in each case, taken as a whole) to the Borrower than those contained in the Existing Indentures on the date hereof, subject to modification where necessary to reflect prevailing market terms at the time of issuance of such senior notes for “high-yield” securities issued by companies of comparable size, credit rating and capitalization (including, without limitation, having in place a senior secured credit facility) and reasonably acceptable to the Administrative Agent);

(j)                                     Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business;

(k)                                  Indebtedness of Foreign Subsidiaries; provided that any such Indebtedness owed to any other Subsidiary of the Borrower (other than another Foreign Subsidiary) shall not exceed in an aggregate amount, together with the aggregate amount of any Guarantee Obligations with respect to Foreign Subsidiaries permitted under Section 7.2(e), Investments made pursuant to Section 7.8(h), and book value of assets of any Loan Party located outside of the United States, $25,000,000 per fiscal year or $100,000,000 in the aggregate for the term hereof; and

(l)                                     additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $60,000,000 at any one time outstanding.

7.3                                 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)                                  Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Loan Party, in conformity with GAAP;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits by or on behalf of the Borrower or any of its Subsidiaries and on letters of credit issued in lieu of cash deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of deposits or such letters of credit at any one time securing appeal bonds does not exceed $5,000,000;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                 Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days after the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j)                                     until the date which is 120 days after the acquisition of the applicable Acquired Person, Acquired Person Unreleased Liens;

(k)                                  Liens in connection with attachments or judgments in circumstances not constituting an Event of Default under Section 8(h);

(l)                                     Liens on the property or assets of a Person which becomes a Subsidiary of the Borrower after the date hereof, or is acquired by such Person after the date hereof, securing Indebtedness permitted by Section 7.2(g); provided that (i) such Liens existed at the time such Person became a Subsidiary of the Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable Permitted Acquisition and (iii) the amount of Indebtedness secured thereby is not increased and such Liens are not expanded to cover additional Property (other than proceeds thereof);

(m)                               Liens on the assets of any Foreign Subsidiary (other than intercompany notes payable to by a Loan Party) which secure Indebtedness permitted pursuant to Section 7.2(k);

(n)                                 Liens consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;

(o)                                 Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 7.2(j);

(p)                                 legal ownership by each Texas Assigning Corporation in assets the beneficial interests of which it transferred, directly or indirectly, to a Texas Assignee Limited Partnership and beneficial ownership by each Texas Assignee Limited Partnership in assets the legal ownership is held by each Texas Assigning Corporation;

(q)                                 Licenses of Oilfield Intellectual Property in the ordinary course of business; and

(r)                                    Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate book value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

7.4                                 Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)                                  any Solvent Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Guarantor (provided that (i) such Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

(b)                                 any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or, if it is a Foreign Subsidiary, to its equity owners generally;

(c)                                  any Immaterial Subsidiary of the Borrower (i) may be merged on consolidated with or into any other Immaterial Subsidiary of the Borrower and (ii) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) pro rata to its equity holders; and

(d)                                 any Foreign Subsidiary of the Borrower (i) may be merged on consolidated with or into any other Foreign Subsidiary of the Borrower and (ii) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) pro rata to its equity holders.

7.5                                 Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                  the Disposition of obsolete or worn out Property in the ordinary course of business (including the abandonment or termination of leasehold interests in the ordinary course of business);

(b)                                 the Disposition of inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Section 7.4(b), (c) or (d);

(d)                                 the sale of the Borrower’s treasury stock and the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e)                                  the Disposition of light vehicles (i.e. cars and pick-up trucks but not heavy trucks or rigs) in the ordinary course of business;

(f)                                    an exchange or “swap” of fixed, tangible assets of a Loan Party for the assets of a person other than another Loan Party in the ordinary course of business, provided that (i) the assets received by such Loan Party will be used or useful in such Loan Party’s business and (ii) such Loan Party received reasonable equivalent value for such assets, such equipment value to be demonstrated to the reasonable satisfaction of the Administrative Agent; provided further that the Fair Market Value of all such assets of the Loan Parties exchanged or “swapped” in any fiscal year of the Borrower does not exceed $25,000,000 per fiscal year;

(g)                                 Dispositions described on Schedule 7.5(g);

(h)                                 the Disposition of any assets (other than Capital Stock of Subsidiaries of the Borrower); provided that (i) the aggregate proceeds received from all assets so sold, leased or disposed of in any fiscal year (except as otherwise permitted by this Section 7.5), shall not exceed $25,000,000 per fiscal year, (ii) such sale, lease or other disposition shall be for Fair Market Value and (iii) if such sale, lease or other disposition (or series of related sales, leases and dispositions) relates to assets with a Fair Market Value in excess of $1,000,000, the cash consideration received in respect thereof shall be not less than 80% of such Fair Market Value; and provided further that up to $5,000,000 of such proceeds shall be excluded from the mandatory prepayment requirements of Section 2.12 per fiscal year;

(i)                                     Dispositions of Property constituting investments permitted under Section 7.8 and Dispositions of Property constituting Restricted Payments permitted by Section 7.6;

(j)                                     licenses of Oilfield Intellectual Property;

(k)                                  Dispositions of drill pipe or downhole equipment lost, abandoned or destroyed in the ordinary course of business;

(l)                                     the sale of past due accounts receivable in the ordinary course of business; and

(m)                               any Recovery Event.

7.6                                 Limitation on Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)                                  any Subsidiary may make Restricted Payments to the Borrower or any Guarantor or, if it is a Foreign Subsidiary, to its equity owners generally;

(b)                                 the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c)                                  the Borrower may repurchase its Capital Stock in connection with the administration of its equity-based compensation plans from time to time in effect, including (i) in connection with the cashless exercise of stock options, (ii) the repurchase of restricted stock from employees, directors and other recipients under such plans at nominal values and (iii) the repurchase of Capital Stock from employees, directors and other such recipients to satisfy federal, state or local tax withholding obligations of such employees, directors and other recipients with respect to income deemed earned as the result of options, stock grants or other awards made under such plans, provided, that the amount of cash expended for purposes described in clauses (i) through (ii) above shall not exceed $1,000,000 in any fiscal year or $2,500,000 while this Agreement is in effect;

(d)                                 the Borrower and may repurchase its common stock at market prices in an aggregate amount not to exceed $50,000,000 in the aggregate during the term of this Agreement so long as (i) such repurchase is after the Financial Reporting Compliance Date (ii) no Default or Event of Default exists and is continuing, or would result therefrom, and (iii) the Borrower’s Consolidated Leverage Ratio (based on the most recent twelve month period for which financial statements are available) is not greater than 2.0 to 1.0; and

(e)                                  the Borrower may pay cash dividends to the holders of its Capital Stock, so long as (i) such dividend is paid after the Financial Reporting Compliance Date, (ii) no Default or Event of Default shall exist and be continuing, (iii) the Borrower’s Consolidated Leverage Ratio (based on the most recent twelve month period for which financial statement are available) is not greater than 2.0 to 1.0 and (iv) as of the date of such cash dividend, the aggregate amount of all Restricted Payments made pursuant to this Section 7.6(e) through such date, pro forma to include such cash dividend, does not exceed 50% of the aggregate amount of Consolidated Net Income of the Borrower and its Subsidiaries from the last day of the fiscal quarter in which the Closing Date occurs through such date.

7.7                                 Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $150,000,000 per annum; provided, that (i) up to $25,000,000 of such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount and (c) with respect to any fiscal year following a fiscal year as to which the ECF Percentage is 0.0%, Capital Expenditures in an amount equal to the Excess Cash Flow for the prior fiscal year to the extent not used to make Restricted Payments pursuant to Section 7.6(d) and (e) or Investments pursuant to Section 7.8(g), (h) or (m).

7.8                                 Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 investments in Cash Equivalents;

(c)                                  Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d)                                 loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $7,500,000 at any one time outstanding;

(e)                                  Investments in assets useful in the Borrower’s or the applicable Subsidiary’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)                                    Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Wholly Owned Guarantor;

(g)                                 in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Wholly Owned Subsidiaries constituting acquisitions of Persons or ongoing businesses engaged primarily in one or more lines of businesses permitted under Section 7.15 (“Permitted Acquisitions”); provided that:

(i)                                     immediately prior to and after giving effect to any such Permitted Acquisition, no Default or Event of Default shall exist and be continuing and the Borrower shall have certified same to the Administrative Agent in writing;

(ii)                                  if such Permitted Acquisition is structured as a stock acquisition, or a merger or consolidation, then either (A) the Person so acquired becomes a Wholly Owned Subsidiary or (B) such Person is merged with and into either the Borrower or a Wholly Owned Subsidiary of the Borrower (with the Borrower or such Wholly Owned Subsidiary being the surviving corporation in such merger);

(iii)                               all of the provisions of Section 6.10 have been or will be complied with in all material respects in respect of such Permitted Acquisition;

(iv)                              after giving pro forma effect to the proposed Permitted Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Section 7.1;

(v)                                 the consideration for such Permitted Acquisition (other than consideration consisting of Capital Stock of the Borrower) shall not exceed (A) with respect to any Permitted Acquisition consummated at any time prior to the Financial Reporting Compliance Date, $50,000,000, in the aggregate prior to the Financial Reporting Compliance Date, plus any cash proceeds of Excluded Equity Issuances, but no Permitted Acquisition shall be made for any consideration (other than Capital Stock of the Borrower) until the Restatement with respect to the Borrower’s audited financial statements for the fiscal year ending December 31, 2003 has been completed and such audited financial statements have been reported on without a “going concern” or like qualification or exception arising out of the scope of the audit by KPMG LLP and are not then subject to any additional review by KPMG LLP, and (B) with respect to any Permitted Acquisition consummated on or after Financial Reporting Compliance Date,

$50,000,000, in the aggregate for any fiscal year, plus any cash consideration arising from Excluded Equity Issuances; and

(vi)                              any Stock Repurchases permitted under Section 7.6 and any purchases of Indebtedness not restricted by Section 7.9;

(h)                                 Investments by the Loan Parties in any Foreign Subsidiary or any joint venture (regardless of the type of entity used to form such joint venture) formed to operate or provide services in a jurisdiction outside of the United States; provided that the aggregate amount of such Investments after the date hereof, together with the aggregate amount of Guarantee Obligations with respect to Foreign Subsidiaries permitted by Section 7.2(e), Indebtedness of Foreign Subsidiaries permitted by the proviso in Section 7.2(k) and the book value of assets of any Loan Party located outside of the United States, shall not at any time exceed $25,000,000 per fiscal year or $100,000,000 in the aggregate for the term hereof;

(i)                                     Investments by Foreign Subsidiaries;

(j)                                     any Investments received in consideration for an asset sale permitted by Section 7.5; provided that such transfer or sale shall be on terms reasonably satisfactory to the Administrative Agent and that the Loan Parties shall take appropriate steps to grant a first priority security interest in such Investments in favor of the Collateral Agent, for the benefit of the Secured Parties;

(k)                                  Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(l)                                     Investments in the Qualified Domestic Captive Insurance Companies not to exceed $15,000,000 (plus the amount of any cash dividends, repayments or other cash distributions received by the Loan Parties in respect of such Investments) in the aggregate; and

(m)                               in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, at any time prior to the Financial Reporting Compliance Date, $10,000,000 and, at any time on or after the Financial Reporting Compliance Date, $25,000,000 (plus, in each case, the amount of any cash dividends, repayments or other cash distributions received by the Loan Parties in respect of such Investments) during the term of this Agreement, provided that total Investments in Qualified Domestic Captive Insurance Companies shall not exceed $15,000,000.

7.9                                 Limitation on Optional Payments and Modifications of Debt Instruments, etc.  (a)  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Permitted Subordinated Indebtedness or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Permitted Subordinated Indebtedness, amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the any Permitted Subordinated Indebtedness (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Borrower or any of its Subsidiaries or add subsidiary guarantors thereto (so long as such subsidiary guarantors are Guarantors), and (ii) does not involve the payment of a consent fee), (c) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of any Permitted Subordinated Indebtedness or (d) amend its certificate of incorporation, by-laws or other governing documents in any manner determined by the Administrative Agent to be materially adverse to the Lenders.

7.10                           Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11                           Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (each such arrangement, a “Sale Leaseback”) except to the extent that the sale of such assets is permitted by Section 7.5 and the aggregate amount of any obligations of the Borrower or its Subsidiaries with respect to operating or capital leases entered into in connection therewith does not exceed, together with the aggregate principal amount of any other Indebtedness incurred pursuant to Sections 7.2(c) and (g), $60,000,000, at any time; provided that after the Financial Reporting Compliance Date, such amount will be increased by $40,000,000 if, at the time of incurrence of such obligations and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.5 to 1.0.

7.12                           Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13                           Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents , (b) the Existing Indentures, any agreements governing Indebtedness which is permitted to refinance the Indebtedness thereunder and any agreements governing Indebtedness permitted by Sections 7.2(f), (h) and (i), in each case, to the extent such restrictions are no more restrictive than those in the Existing Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary non-assignment provisions in leases, joint venture and other contracts entered into in the ordinary course of business, (e) agreements entered into with respect to other Indebtedness permitted to be incurred by Section 7.2(l) and to be secured by a Lien pursuant to Section 7.3(r) to the extent the prohibition or restriction is only applicable to the assets which secure such Indebtedness, (f) any agreement entered into in connection with Indebtedness permitted to be incurred hereunder by Foreign Subsidiaries relating to the property, assets or revenues of the Foreign Subsidiaries (and not the Loan Parties except for ownership interests of Foreign Subsidiaries, no portion of which is part of, or intended in the future to be part of, the Collateral).

7.14                           Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Existing Indentures, and any agreements governing Indebtedness which is permitted to refinance the Indebtedness thereunder and any agreements governing Indebtedness permitted by Sections 7.2(f), (h) or (i), in each case, to the extent such restrictions are no more restrictive than those in the Existing Indentures, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) customary contracts with customers which require that the Loan Parties or their Subsidiaries maintain a given level of net worth so long as such net worth provisions would not reasonably be expected to impair materially the ability of any such Loan Party to meet its ongoing obligations under this Agreement or any of the other Loan Documents and (v) solely with respect to clause (c), any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), agreements entered into with respect to other Indebtedness permitted to be incurred by Section 7.2(l) and to be secured by a Lien pursuant to Section 7.3(r) to the extent the prohibition or restriction is only applicable to the assets which secure such Indebtedness, and customary non-assignment provisions in leases, joint venture agreements and other contracts entered into in the ordinary course of business.

7.15                           Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.16                           Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates , commodity prices or foreign exchange rates.

7.17                           Partnerships and Joint Ventures.  Become a general or limited partner in a partnership or joint venturer in any joint venture, or permit any of its Subsidiaries to do so, except to the extent that each other general or limited partner or other joint venturer in such partnership or joint venture is a Loan Party, other than any joint venture permitted by Sections 7.8(h), (i) and (m); provided that any Indebtedness of such joint venture is permitted by Section 7.2(e), the proviso in Section 7.2(k) or Section 7.8(h) or is Non-Recourse Indebtedness.

SECTION 8.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)                                  (i)  Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e)                                  the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the due date with respect thereto (other than any such payment arising upon acceleration of such Indebtedness based solely on the Specified Defaults, subject to the final proviso of this paragraph); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (other than any such payment arising upon acceleration of such Indebtedness based solely on the Specified Defaults, subject to the final proviso of this paragraph); or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any based solely on the

Specified Defaults, subject to the final proviso of this paragraph), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; provided further that notwithstanding the foregoing, if Existing Notes or any other Indebtedness is accelerated based solely on the Specified Defaults, and the Borrower fails to pay such accelerated Existing Notes and other Indebtedness within ten days of demand therefor, such payment default shall be an Event of Default hereunder; or

(f)                                    (i)  The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required

Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower payments pursuant to any employee welfare benefit plan (as defined in Section 3.1 of ERISA) that provides benefits to retired employees (or their dependents) that, in the aggregate, would have a Material Adverse Effect with respect to such fiscal year, (vii) the Borrower, or any of its Subsidiaries or any Commonly Controlled Entity shall be required to make during any fiscal year of the Borrower contributions to any defined benefit pension plan subject to Title IV of ERISA (including any Multiemployer Plan) that, in the aggregate, would have a Material Adverse Effect with respect to such fiscal year or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (iii) - (viii) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,0000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)                                     Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                                     The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)                                  Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare (i) the Loans hereunder (with accrued interest thereon), and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) the Revolving Credit Commitments to be terminated forthwith (whereupon the Revolving Credit Commitments shall immediately terminate) and (iii) the Funded Letter of Credit Commitments to be terminated forthwith (whereupon the Funded Letter of Credit Commitments shall immediately be reduced to the amount of Total Funded Letter of Credit Exposure).  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Collateral Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations).  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Collateral Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Collateral Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account shall be applied by the Revolving Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS; THE ARRANGER

9.1                                 Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2                                 Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3                                 Exculpatory Provisions.  Neither the Arranger, any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arranger, the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4                                 Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5                                 Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                                 Non-Reliance on the Arranger, the Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Arranger, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Arranger, any Agent to any Lender.  Each Lender represents to the Agents and the Arranger that it has, independently and without reliance upon the Arranger, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of any Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Arranger, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent and the Revolving Administrative Agent, as applicable, hereunder, no Arranger and no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Arranger or Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

9.7                                 Indemnification.  The Lenders agree to indemnify the Arranger and each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save the Arranger and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the Arranger’s or such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8                                 Arranger and Agent in their Individual Capacities.   The Arranger and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Arranger or such Agent were not an Arranger or an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, and the terms “Lender” and “Lenders” shall include the Arranger and the Agent in their individual capacities.

9.9                                 Successor Agent.  The Administrative Agent, Revolving Administrative Agent and the Collateral Agent may resign as such agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent, Revolving Administrative Agent or Collateral Agent shall resign as Administrative Agent, Revolving Administrative Agent or Collateral Agent, respectively, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, Revolving Administrative Agent or Collateral Agent, as applicable, and the terms “Administrative Agent”, “Revolving Administrative Agent” and “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s, Revolving Administrative Agent’s or Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent, Revolving Administrative Agent or Collateral Agent, respectively, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, Revolving Administrative Agent, or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  If no successor agent has accepted appointment as Administrative Agent, Revolving Administrative Agent or Collateral Agent, as applicable, by the date that is 30 days following a retiring Administrative Agent’s, Revolving Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s, Revolving Administrative Agent’s or Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent, Revolving Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Arranger, any Agent or any Lender.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10                           Authorization to Release Liens and Guarantees.  The Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11                           The Arranger; the Syndication Agent.  The Arranger and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

9.12                           Withholding Tax.  (a)  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.20(d) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b)                                 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c)                                  If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.20(d) and 9.12; provided that with respect to any Participant, as set forth in Section 10.6(b), such Participant shall only be required to comply with the requirements of Sections 2.20(d) and 9.12. if such Participant seeks to obtain the benefits of Section 2.20.

SECTION 10. MISCELLANEOUS

10.1                           Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, extend the date on which any Credit Linked Deposit is required to be returned to any Lender, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, or permit an Interest Period with a duration in excess of six months, in each case without the consent of each Lender directly affected thereby;

(ii)                                  amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders;

(iii)                               amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(iv)                              reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(v)                                 amend, modify or waive any provision of Section 9 or any other provision affecting the rights, duties and obligations of the Arranger or any Agent without the consent of the Arranger or Agent directly affected thereby;

(vi)                              amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender;

(vii)                           amend, modify or waive any provision of Section 2.12 or the application of mandatory prepayments pursuant to Section 2.18(b) without the written consent of the Majority Facility Lenders with respect to the Term Loan Facility;

(viii)                        amend, modify or waive the pro rata provisions of Section 2.18 without the consent of each Lender directly affected thereby;

(ix)                                amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender;

(x)                                   amend, modify or waive any provision of Section 3.7 without the written consent of the Majority Facility Lenders with respect to the Funded Letter of Credit Facility; or

(xi)                                impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arranger, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Arranger and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Funded L/C Extensions of Credit and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Facility Lenders.

10.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Arranger and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, Texas 77010
Attention: General Counsel
Telecopy: (713) 651-4559
Telephone: (713) 651-4300

The Syndication Agent:

Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Maritza Ospina
Telecopy: (646) 758-4648
Telephone: (212) 526-6590

The Administrative Agent:

Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Maritza Ospina
Telecopy: (646) 758-4648
Telephone: (212) 526-6590

with a copy to

Latham & Watkins LLP
885 Third Avenue, suite 1000
New York, New York, 10022
Attention: Melissa S. Alwang
Telecopy: (212) 751-4864
Telephone: (212) 906-1200

The Revolving Administrative Agent:

Wells Fargo Foothill, Inc.
1000 Abernathy Road, Suite 1450
Atlanta, Georgia 30328
Attention: Kristy S. Loucks, Vice President, Senior Account Executive
Telecopy: (770) 508-1371
Telephone: (770) 508-1333

with a copy to

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: John F. Hilson
Telecopy: (213) 996-3300
Telephone: (213) 683-6300

The Collateral Agent:

Lehman Commercial Paper Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Maritza Ospina
Telecopy: (646) 758-4648
Telephone: (212) 526-6590

Issuing Lender:

As notified by such Issuing Lender to the Revolving Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Arranger, any Agent, the Issuing Lender or any Lender shall not be effective until received.

10.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                           Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5                           Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Arranger and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the Revolving Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender, the Arranger and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, the Arranger and the Agents for, and hold each Lender, the Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arranger, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6                           Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Arranger, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Arranger, the Agents and each Lender.

(b)                                 Any Lender may, without the consent of the Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section and Section 9.12, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate or Related Fund thereof or, with the consent of the Borrower and the Agents and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender under the Revolving Credit Facility and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no such consent need be obtained with respect to assignments from or to the Arranger or its affiliates and (y) the consent of the Borrower need not be obtained with respect to any assignment of Term Loans or Funded Letter of Credit Commitments), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D (an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent, the Issuing Lenders or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof or any Related Fund) shall be in an aggregate principal amount of less than $1,000,000 (with respect to Term Loans and Funded Letter of Credit Commitments and $5,000,000 with respect to the Revolving Credit Facility (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent.  Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20, 2.21, 9.12 and 10.5 in respect of the period prior to such effective date).  Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.  For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)                                 The Administrative Agent (or, in the case of Revolving Credit Commitments and Revolving Credit Loans, the Revolving Administrative Agent) shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the

Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)                                    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7                           Adjustments; Set-off.  (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees to notify promptly the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                     Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                     Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                     Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among the Borrower and the Lenders.

10.14                     Confidentiality.  Each of the Arranger, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Arranger, any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any pledgee referred to in Section 10.6(f) or Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

10.15                     Release of Collateral and Guarantee Obligations.

(a)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days or such lesser period of time as the Administrative Agent may agree prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16                     Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17                     Delivery of Lender Addenda.  To the extent deemed necessary by the Administrative Agent, each initial Lender may become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.18                 WAIVERS OF JURY TRIAL.  THE BORROWER, THE ARRANGER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19                     Limitation on Interest Charges.  It is the intention of the parties to comply with applicable usury laws.  In the event that, notwithstanding the intent of the parties, it is determined that the laws of the State of Texas govern the Loan Documents, the parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the maximum permissible rate under the laws of the State of

Texas (the “Maximum Rate”).  To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Finance Code”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable law to change the method of determining the Maximum Rate.  Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Agents or the Lenders ever charge or receive anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Agents or the Lenders, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of the Obligations under this Agreement, and if the Obligations under this Agreement are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the Finance Code shall not be applicable to this Agreement or the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KEY ENERGY SERVICES, INC.

By:	/s/ Richard J. Alario
Name: Richard J. Alario
Title: President and Chief Executive Officer

LEHMAN BROTHERS INC.,
as Arranger

By:	/s/ Frank P. Turner
Name: Frank P. Turner
Title: Vice President

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent, Collateral Agent, Syndication Agent and a Lender

By:	/s/ Digne Albanese
Name: Digne Albanese
Title: Authorized Signatory

WELLS FARGO FOOTHILL, INC.,
as Revolving Administrative Agent and a Lender

By:	/s/ Jacqueline M. Hermie
Name: Jacqueline M. Hermie
Title: Vice President

Annex A

PRICING GRID FOR TERM LOANS, REVOLVING CREDIT LOANS AND SWING LINE LOANS

Ratings (in each case, with a stable or positive outlook)			Applicable Margin Revolving Credit Loans Swing Line Loans		Applicable Margin Tranche B Term Loans
Moody’s		S&P	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans
>Ba3	and	>BB-	1.00%	2.00%	1.00%	2.00%
Ba3	and	B+	1.25%	2.25%	1.25%	2.25%
	or
B1	and	BB-
<B1	and	<B+	1.50%	2.50%	1.50%	2.50%